UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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American Standard Companies Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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American Standard Companies Inc.

Notice of Annual Meeting

of Shareholders and

Proxy Statement

May 3, 2007

American Standard Learning Center

One Centennial Avenue

Piscataway, New Jersey

Corporate Headquarters One Centennial Avenue P. O. Box 6820 Piscataway, NJ 08855-6820 Phone 732.980.6000

Frederic M. Poses

Chairman and

Chief Executive Officer

March 23, 2007

Dear Shareholder:

I invite you to the Annual Meeting of Shareholders of American Standard Companies Inc. This year’s meeting will be held on Thursday, May 3, 2007, at 11:30 a.m. at the American Standard Learning Center, One Centennial Avenue, Piscataway, New Jersey.

Our directors and senior management will attend the meeting. We will consider the items of business listed in the attached formal notice of meeting and proxy statement. Our 2006 Annual Report accompanies this proxy statement.

If you are unable to attend in person, we urge you to participate in the meeting by voting your shares of common stock. You have a choice of voting over the Internet, by telephone or by sending the company a completed proxy by mail. Please refer to the instructions on the enclosed proxy card.

Sincerely,

FREDERIC M. POSES
Chairman and Chief Executive Officer

American Standard Companies Inc.

Air Conditioning Systems and Services: Trane®, American Standard®    Bath & Kitchen: American Standard®, Ideal Standard®,

Vehicle Control Systems: WABCO®

American Standard Companies Inc.

Notice of 2007 Annual Meeting of Shareholders

and Proxy Statement

To the Shareholders of

American Standard Companies Inc.:

The Annual Meeting of Shareholders of American Standard Companies Inc. will be held at the American Standard Learning Center, One Centennial Avenue, Piscataway, New Jersey, on Thursday, May 3, 2007, at 11:30 a.m. to consider and vote upon the following proposals:

1.	Election of three directors to Class III with terms expiring at the 2010 Annual Meeting of Shareholders.

2.	Approval of the amendment to the American Standard Companies Inc. 2002 Omnibus Incentive Plan.

3.	Ratification of the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for the year ending December 31, 2007.

We may also transact any other business as may properly come before the meeting.

Shareholders of record of the company’s common stock as of the close of business on March 9, 2007 are entitled to receive notice of the annual meeting and to vote. Shareholders who hold shares in street name may vote through their brokers, banks or other nominees.

Your vote is important. In order to assure that we have a quorum for the meeting and that your vote is counted, please promptly return your properly completed proxy to the company. You may submit your proxy by mail or telephone or over the Internet. Instructions for each type of submission are provided on the enclosed proxy card. If you prefer to send your proxy by mail, an envelope is enclosed. No postage is required if mailed in the United States.

By order of the Board of Directors,

MARY ELIZABETH GUSTAFSSON Senior Vice President, General Counsel and Secretary

Piscataway, New Jersey

March 23, 2007

About the Annual Meeting

Why have I received these materials?    The Board of Directors is soliciting proxies for use at the Annual Meeting of Shareholders of the company to be held on May 3, 2007. This proxy statement, together with the proxy card and our 2006 Annual Report, is being mailed to shareholders on or about March 23, 2007.

Who may vote?    You are entitled to vote if our records show you held one or more shares of the company’s common stock at the close of business on March 9, 2007, which we refer to as the record date. At that time 201,078,589 shares of common stock were outstanding and entitled to vote. Each share will entitle you to one vote at the annual meeting. For ten days prior to the annual meeting, during normal business hours, a complete list of all shareholders on the record date will be available for examination by any shareholder at the company’s offices at One Centennial Avenue, Piscataway, New Jersey 08855. The list of shareholders will also be available at the annual meeting.

About the proxy statement.    The words “company,” “American Standard,” “we,” “us” and “our” refer to American Standard Companies Inc., a Delaware corporation. We refer to the U.S. Securities and Exchange Commission as the “SEC” and the New York Stock Exchange as the “NYSE.” Finally, the words “common stock,” “stock” and “shares” refer to the company’s common stock, par value $.01 per share, which trades on the NYSE under the symbol ASD.

How do I vote shares registered in my name?    If you owned shares of common stock in your own name on the record date, then you are a holder of record. This means that you may use the enclosed proxy card to tell the company representatives how to vote your shares. Be sure to sign, date and mail the proxy card in the envelope that we have included with the proxy card. You may also send instructions over the Internet or by using a toll-free telephone number by following the instructions on the proxy card. If you use the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. If you use the Internet or the telephone, have the proxy card in hand when you call the number or go to the web site listed on the enclosed form, and follow the instructions. The Internet and telephone voting facilities for shareholders of record will close at 11:59 p.m., Eastern Daylight Time, on May 2, 2007.

How do I vote shares held by a broker?    If a broker, bank or other nominee holds shares of common stock for your benefit, and the shares are not in your name on the company’s stock transfer records, then you are considered a “beneficial owner” of those shares. Shares held this way are sometimes referred to as being held in “street name.” In that case, your broker, bank or other nominee will send you instructions on how to vote. If you have not heard from the broker, bank or other nominee who holds your stock, please contact them as soon as possible. If you attend the annual meeting in person and want to vote shares beneficially owned by you, you must bring a written proxy from your broker, bank or other nominee that identifies you as the sole representative entitled to vote the shares indicated.

What if my shares are held through the American Standard Employee Stock Ownership Plan, Savings Plan or 401(k) and Thrift Plan?    If you are a participant in the American Standard Employee Stock Ownership Plan (the “ESOP”), the American Standard Savings Plan (the “Savings Plan”) or the American Standard 401(k) and Thrift Plan (the “Thrift Plan”), you will receive one proxy card for all shares allocated to your ESOP, Savings Plan and Thrift Plan accounts. The proxy card will serve as a voting instruction card for the trustee of the ESOP, the Savings Plan and the Thrift Plan. If you do not vote your shares, the ESOP trustee will vote your ESOP shares in the same proportion as shares for which instructions were received under the ESOP. Similarly, unvoted shares held through the Savings Plan will be voted by the Savings Plan trustee in the same proportion as shares for which instructions were received under the Savings Plan and unvoted shares in the Thrift Plan will be voted in the same proportion as shares for which instructions were received under the Thrift Plan. Many of our current employees and any former employees holding shares in employee plans who have chosen to do so will receive their proxy card, proxy statement and annual report materials electronically by e-mail. If you hold shares other than through the ESOP Plan, Savings Plan or Thrift Plan, you will receive a separate set of materials, including a separate proxy card and control number, to vote those shares.

What if my shares are held through the American Standard Employee Stock Purchase Plan?    You should vote any shares held in an Employee Stock Purchase Plan account by completing the materials sent to you by your broker for that account. If you do not respond to the materials sent to you by your broker, your broker will, to the extent permitted by the rules of the NYSE and the SEC, vote the shares on your behalf.

How will the company representatives vote for me?    The company representatives, Frederic M. Poses, G. Peter D’Aloia, Mary Elizabeth Gustafsson and Mark C. Cresitello have been chosen to vote in your place as your proxies at the annual meeting, or anyone else they choose as their substitutes. Whether you vote by proxy card, Internet or telephone, the company representatives will vote your shares as you instruct them. If you do not indicate how you want your shares voted, the company representatives will vote as the Board recommends. If there is an interruption or adjournment of the annual meeting before the agenda is completed, the company representatives may still vote your shares when the meeting resumes. If a broker, bank or other nominee holds your common stock, they will ask you for instructions and instruct the company representatives to vote the shares held by them in accordance with your instructions.

Can I change my vote after I have returned my proxy card or given instructions over the Internet or telephone?    Yes. After you have submitted a proxy, you may change your vote at any time before the proxy is exercised by submitting a notice of revocation or a proxy bearing a later date. Whether or not you vote using a traditional proxy card, through the Internet or by telephone, you may use any of those three methods to change your vote. Accordingly, you may change your vote either by submitting a proxy card prior to or at the annual meeting or by voting again before 11:59 p.m., Eastern Daylight Time, on May 2, 2007, the time at which the Internet and telephone voting facilities close. The later submitted vote will be recorded and the earlier vote revoked.

Votes required for approval.    Provided that a quorum is present, the nominees for director receiving a plurality of the votes cast at the meeting in person or by proxy will be elected. Approval of Proposal 2 and Proposal 3 requires the affirmative vote of a majority of shares present or represented and entitled to vote at the annual meeting.

The effect of abstentions and broker non-votes.    Abstentions are not counted as votes “for” or “against” a proposal, but are counted in determining the number of shares present or represented on a proposal. However, since approval of Proposal 2 and Proposal 3 requires the affirmative vote of a majority of the shares of common stock present or represented at the annual meeting, abstentions have the same effect as a vote “against” that proposal. Since proposals 1 and 3 are considered discretionary, a nominee (e.g., broker) holding shares for a beneficial owner may vote on all of the proposals even though it has not received voting instructions from the beneficial owner concerning those proposals. NYSE rules prohibit brokers from voting on Proposal 2 without receiving instructions from the beneficial owner of the shares. In the absence of instructions, shares subject to such “broker non-votes” will not be counted as voted or as present or represented on the proposal, and accordingly will have no effect on the outcome of the vote. For the election of directors, any votes withheld for the election of a director will not be counted for purposes of their election.

What constitutes a quorum for purposes of the annual meeting?    There is a quorum when the holders of a majority of the company’s common stock are present in person or by proxy. Withheld votes for the election of directors, proxies marked as abstentions and broker non-votes are treated as present in determining a quorum.

Who pays for this solicitation?    The expense of preparing, printing and mailing this proxy statement and the accompanying material will be borne by American Standard. Solicitation of individual shareholders may be made by mail, personal interviews, telephone, facsimile, electronic delivery or other telecommunications by officers and regular employees of the company who will receive no additional compensation for those activities. We will reimburse brokers and other nominees for their expenses in forwarding solicitation material to beneficial owners.

What happens if other business not discussed in this proxy statement comes before the meeting?    The company does not know of any business to be presented at the annual meeting other than the three proposals in this proxy statement. If other business comes before the meeting and is proper under Delaware law, the company representatives will use their discretion in casting all of the votes they are entitled to cast.

Board Recommendation on Voting for Proposals

The Board’s recommendation for each proposal is set forth in this proxy statement together with the description of each proposal. In summary, the Board recommends a vote:

•	FOR Proposal 1 to elect three Class III directors.

•	FOR Proposal 2 to approve the amendment to the American Standard Companies Inc. 2002 Omnibus Incentive Plan.

•	FOR Proposal 3 to ratify the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for the year ending December 31, 2007.

PROPOSAL 1—ELECTION OF DIRECTORS

The company has three classes of directors. The number of directors is split among the three classes as equally as possible. The term of each directorship is three years so that one class of directors is elected each year. All directors are elected for three-year terms and until their successors are duly elected and qualified. The total number of directors established by resolution of the Board of Directors is ten.

At this annual meeting, the shareholders will vote to elect three directors to Class III for a term expiring at the 2010 Annual Meeting of Shareholders. The current Class III directors are Messrs. Steven E. Anderson, James F. Hardymon and Ms. Ruth Ann Marshall. After over seven years of service on the company’s Board of Directors, Mr. Hardymon, in accordance with the company’s Corporate Governance Guidelines, may not stand for re-election to the Board of Directors when his term expires at this year’s annual meeting. We wish to acknowledge with gratitude the many years of Mr. Hardymon’s dedicated service and his many contributions to the company’s success. Both the company’s amended by-laws and the listing rules of the NYSE require that the company's classified board contain classes that are roughly equivalent in number. As a result, the Board of Directors is adjusting the classes of the board so that Mr. Goldstone will stand for re-election this year as a Class III director. Assuming that all nominees for director are elected at the annual meeting, three directors will be serving in each of Class I, II and III.

The Board of Directors has no reason to believe that any of the nominees will not serve if elected. If any nominee should become unavailable to serve as a director, and if the Board designates a substitute nominee, the company representatives named on the proxy card will vote for the substitute nominee designated by the Board unless you submit a proxy withholding your vote from the nominee being substituted. Under the company’s amended by-laws, vacancies are filled by the Board of Directors.

RECOMMENDATION

The Board of Directors unanimously recommends that shareholders vote FOR Proposal 1, the election of Steven E. Anderson, Steven F. Goldstone and Ruth Ann Marshall as Class III directors.

DIRECTORS

Nominees

Nominees for Election for Class III Directors—Terms Expiring at 2010 Annual Meeting

Steven E. Anderson—Age 64

Director since September 1994

Mr. Anderson serves as an international consultant and trainer to global companies in matters of senior leadership development since 1994. Mr. Anderson served as National Partner-in-Charge-Industries of KPMG LLP and as a member of that firm’s Management Committee from November 1990 until he retired in 1994. He became a partner of the firm in 1977, having joined in 1967. His responsibilities at KPMG LLP included Partner-in-Charge of the Boston Audit Department and Managing Partner of the Seattle office.

Steven F. Goldstone—Age 61

Director since October 2002

Mr. Goldstone currently manages Silver Spring Group, a private investment firm, since 2000. From 1995 until his retirement in 2000, Mr. Goldstone was chairman and chief executive officer of RJR Nabisco, Inc. (which was subsequently named Nabisco Group Holdings following the reorganization of RJR Nabisco, Inc.). Prior to joining RJR Nabisco, Inc., Mr. Goldstone was a partner at the Davis Polk & Wardwell law firm in New York City. He is chairman of the board of ConAgra Foods, Inc. and a director of Greenhill & Co., Retail DNA, Inc. and New Castle Hotels.

Ruth Ann Marshall—Age 52

Director since October 2003

Ms. Marshall was the president of the Americas, MasterCard International from October 1999 until her retirement in June 2006. Before joining MasterCard in October 1999, Ms. Marshall served as group executive president of two Electronic Payment Service (EPS) companies, MAC Regional Network and Buypass Corporation, a leading third party processor. She subsequently became senior executive vice president of Concord EFS, where she oversaw marketing, account management, customer service, and product development for the combined companies. Previously, Ms. Marshall spent 18 years at IBM in various managerial and executive assignments. She is a director of Global Payments Inc.

Directors Continuing in Office

Class I Directors—Terms Expiring at 2008 Annual Meeting

Jared L. Cohon—Age 59

Director since October 1999

Dr. Cohon was elected president of Carnegie Mellon University in 1997 and was also appointed Professor of Civil and Environmental Engineering and Professor of Engineering and Public Policy. Prior to joining Carnegie Mellon, Dr. Cohon was Dean and Professor of Environmental Systems Analysis in the School of Forestry and Environmental Studies at Yale University. Previously, he was a professor of Geography and Environmental Engineering at Johns Hopkins University, where he also served as Vice Provost for Research from 1986 to 1992, Associate Dean of Engineering from 1983 to 1986, and Assistant Dean of Engineering from 1981 to 1983. In 2002, President George W. Bush appointed Dr. Cohon to serve on his Homeland Security Advisory Council. In 2006, Dr. Cohon was appointed chair of the Secure Borders and Open Doors Advisory Committee, a subcommittee of the Homeland Security Advisory Council. He is a director of Mellon Financial Services Corporation.

Paul J. Curlander—Age 54

Director since August 2004

Mr. Curlander has been chairman and chief executive officer of Lexmark International, Inc., a spin-off of IBM, since April 1999, after serving as president and chief executive officer since May 1998. He joined Lexmark when it was formed in 1991 as the director for printers with responsibility for worldwide printer development and manufacturing, and subsequently held increasingly responsible positions within the company. His senior leadership positions included vice president and general manager for Lexmark’s printer business, executive vice president with responsibility for overseeing all Lexmark divisions, and president and chief operating officer. Prior to joining Lexmark, he spent 17 years with IBM in various product development and management positions.

Frederic M. Poses—Age 64

Director since October 1999

Mr. Poses has been chairman and chief executive officer of the company since January 2000. Prior to assuming that position, Mr. Poses was president and chief operating officer at AlliedSignal Inc. Previously, he was president of AlliedSignal’s Engineered Materials from 1988 to 1998 and served as director of that company from 1997 until 1999. Mr. Poses is a director of Centex Corporation and Raytheon Company, and was recently selected to serve on the board of Tyco Electronics when it becomes an independent company.

Class II Directors—Terms Expiring at 2009 Annual Meeting

Kirk S. Hachigian—Age 47

Director since July 2005

Mr. Hachigian is the chairman, president and chief executive officer of Cooper Industries, Ltd., a global manufacturer of electrical products and tools. In February 2006, he was elected chairman. He was named chief executive officer in May 2005, following his appointment as president in August 2004. Mr. Hachigian joined Cooper Industries in 2001 as executive vice president of operations and assumed responsibility for the company’s Electrical Products businesses in June 2003. In November 2003 he was appointed chief operating officer. Prior to joining Cooper Industries, Mr. Hachigian was president and chief executive officer of the Asia Pacific Operations unit of GE Lighting from 1997 to 2001.

Edward E. Hagenlocker—Age 67

Director since March 2001

Mr. Hagenlocker was vice chairman of Ford Motor Company from 1996 until he retired in 1999 and was chairman of Visteon Automotive Systems from 1997 to 1999. He served as president of Ford Automotive Operations from 1994 to 1996 and as chairman of Ford of Europe in 1996. Mr. Hagenlocker is a director of Air Products and Chemicals, Inc., Alcatel-Lucent, Inc. and AmeriSourceBergen Corporation.

Dale F. Morrison—Age 58

Director since July 2005

Mr. Morrison has been president and chief executive officer of McCain Foods Limited, a global producer of and marketer of frozen foods, since June 2004. Prior to joining McCain Foods, he was an operating partner with Fenway Partners, a New York private equity firm, from 2001 until 2003. Mr. Morrison was chairman and chief executive officer of Ci4net Inc. from 2000 to 2001. Prior to joining Ci4net Inc., Mr. Morrison served as president and chief executive officer of The Campbell Soup Company from 1997 to 2000. Mr. Morrison is a director of McCain Foods Limited.

PROPOSAL 2—APPROVAL OF THE AMENDMENT TO THE AMERICAN

STANDARD COMPANIES INC. 2002 OMNIBUS INCENTIVE PLAN

Amendment to the American Standard Companies Inc. 2002 Omnibus Incentive Plan

Introduction

Our Board of Directors has amended the American Standard Companies Inc. 2002 Omnibus Incentive Plan (the “Omnibus Plan”), subject to approval by our shareholders, to:

(1)	extend the term of the Omnibus Plan by two years;

(2)	reduce the number of shares available for awards other than stock options and stock appreciation rights (“SARs”) from 2,475,000 to 1,000,000 shares; and

(3)	modify the manner in which shares issued in respect of awards under the Omnibus Plan are counted for purposes of determining the shares authorized for issuance to reduce the aggregate number of shares that can be issued under the Omnibus Plan.

Reaffirmation of Performance Criteria.    We are also asking our shareholders to reaffirm the performance criteria specified in the Omnibus Plan for purposes of awards that are intended to qualify as performance-based compensation exempt from the limitations set forth in Section 162(m) of the Internal Revenue Code. By reaffirming these criteria, our Management Development and Compensation Committee (the “MDC”) can continue to grant annual incentive awards and long-term incentive awards under the Omnibus Plan to our executive officers that are fully deductible for Federal income tax purposes regardless of the limits otherwise applicable under Section 162(m).

Two-Year Extension of Plan Term.    When the Omnibus Plan was adopted, the term of the Omnibus Plan was fixed to end at the fifth anniversary of the date of shareholder approval, rather than a more standard ten-year term. We chose a five-year term because (i) the Omnibus Plan contains performance criteria that had to be reaffirmed by our shareholders after five years for Section 162(m) purposes, and (ii) based on our assumptions, we did not expect the shares authorized for issuance under the Omnibus Plan to support our compensation programs for more than five years. Due to several factors, we had remaining under the Omnibus Plan a sufficient number of shares to effect our 2007 grants and may have enough shares to last for two grant cycles, without having to seek additional shares or a new plan. Thus, we are seeking your approval of a two-year extension of the Omnibus Plan’s term although it is possible that we would seek approval of a new plan, with an additional share authorization, prior to that time.

Reduction in Shares Available for Full Value Awards.    We are also reducing the number of shares that we may use for awards other than stock options and SARs to reflect revised best practices regarding the total value that should be conveyed under a plan of this nature, for a company of our size and maturity. When initially adopted, the total share authorization and the reserve for full value shares were within the parameters generally accepted by institutional investors for plans of this type. Recently, however, the range of acceptable practices has been reduced. By effecting this reduction in our ability to grant full value awards, we believe that the aggregate value conveyed under the Omnibus Plan will be within the range of these reduced standards.

Reduction in Recycled Shares.    Finally, we have modified the way in which we count shares against the aggregate number of shares authorized for issuance under the Omnibus Plan. Consistent with the standard practices then in effect, when the Omnibus Plan was adopted it:

(1)	permitted shares used to exercise stock options to be added to the shares authorized for issuance under the Omnibus Plan; and

(2)	allowed the Omnibus Plan not to count against the shares authorized for issuance under the Omnibus Plan:

(A)	shares related to awards that were satisfied without the issuance of any shares (e.g., if we paid the spread value of a stock option in cash, rather than issuing stock upon payment of this exercise price); and

(B)	shares deliverable in respect to any awards under the Omnibus Plan that were surrendered to satisfy the participant’s applicable tax withholding requirements.

Thus, under these prior share counting rules, shares that were used to exercise an option or to satisfy tax withholding obligations, or that had been subject to an award that was “bought out” without the issuance of stock again were available for new grants under the Omnibus Plan.

Pursuant to the amendments adopted by the Board of Directors, none of the shares described in the immediately preceding paragraph would be available for new grants under the Omnibus Plan. In other words, shares used to pay taxes and shares subject to awards cancelled for additional consideration would be treated as if issued for purposes of the Omnibus Plan limits, and shares surrendered to exercise options would not be treated as part of the Omnibus Plan’s share pool. Shares related to any part of an award that is cancelled or forfeited without the payment of consideration (such as where an employee forfeits the shares subject to a stock option upon termination of employment prior to becoming vested) would still become available for new awards. This also means that, if we grant SARs, whether to be settled in cash or stock, we will count the gross number of shares in respect of which the right is being exercised as having been issued under the Omnibus Plan (instead of just the shares actually issued upon exercise). We are proposing this change in the way we count shares against the Omnibus Plan limits to reconcile our share counting rules with what appears to be an emerging best practice with regard to these issues.

Summary of the Terms of the Omnibus Plan

The Omnibus Plan is intended to promote our long-term financial success and increase shareholder value by providing us with the flexibility to implement annual and long-term incentives. The Omnibus Plan also aligns the interests of our employees with the interests of our shareholders by affording them certain opportunities to acquire an interest in our stock. We believe that these incentives and opportunities encourage our executives and other key employees to continue in our employ, by providing them with a competitive level of compensation that varies based on our performance. Set forth below is a summary of the principal provisions of the Omnibus Plan, as amended.

Administration.    The MDC administers the Omnibus Plan. The Omnibus Plan permits the MDC to delegate to one or more of our employees authority to administer the Omnibus Plan in respect of participants who are not executive officers subject to the stock ownership reporting requirements of the Federal securities laws. The MDC has delegated certain authority to our corporate human resources department to make grants to persons other than our executive officers.

Under the Omnibus Plan, the MDC may from time to time grant our employees any one or more of the following types of awards: annual incentive awards, long-term incentive awards, stock options, SARs, restricted stock or restricted units (the “Incentive Awards”). Restricted units are contractual rights to receive either shares of our common stock or cash valued by reference to shares of our common stock at a specified time or times in the future. The Board may also grant our non-management directors non-qualified stock options, SARs, restricted stock or restricted units. The MDC has the power to adopt sub-plans for our non-U.S. based employees covering in the aggregate not more than 1,000,000 shares. The terms of these sub-plans may be modified from the applicable terms of the Plan as deemed necessary or appropriate to comply with non-U.S. law or practice.

Eligibility.    Incentive Awards may be granted to our employees and non-management directors, provided that non-management directors will not be eligible for annual incentive awards, long-term incentive awards or incentive stock options. The MDC has the authority to determine the employees and the Board has the authority to determine the non-management directors to whom Incentive Awards may be granted and the conditions that may be imposed on the grant of such Incentive Awards.

Number of Shares Issuable Under the Omnibus Plan.    The maximum number of shares of our stock that may be issued under the Omnibus Plan in respect of newly granted Incentive Awards is 16,500,000 (of which

3,884,403 shares were available after the equity grant on February 5, 2007, as detailed in the Equity Compensation Plan Information table below. This number reflects a three for one split that occurred subsequent to the approval of the Omnibus Plan. We have limited the total number of shares of our stock that may be used for Incentive Awards other than stock options and SARs to 1,000,000 shares (reduced from the 2,475,000 post-split shares that were previously available for this purpose).

The shares to be issued under the Omnibus Plan may be newly issued shares or treasury shares. Upon the occurrence of certain events that affect our capitalization, including, but not limited to, a stock dividend, stock split, extraordinary cash dividend, spin-off, merger or recapitalization, appropriate adjustments will be made in the aggregate number and limitations on the number of shares that may be issued under the Omnibus Plan in the future and in the number, price per share and/or vesting criteria under all outstanding Incentive Awards. If any part of a grant made under the Omnibus Plan is canceled or terminated without consideration for such cancellation or termination, the shares related to the portion of the award forfeited will be available for future grants under the Omnibus Plan. However, under the Omnibus Plan as amended, shares surrendered to exercise options, or pay a participant’s tax withholding obligations, or related to an award that is settled for cash or otherwise settled for consideration other the issuance of shares, will not be available for new Incentive Awards under the Omnibus Plan.

Individual Award Limits.    The total number of shares of our stock that may be subject to an award of stock options and SARs granted to any individual during any calendar year may not exceed 4,500,000. The total number of shares of restricted stock and restricted units that may be awarded to any individual during a calendar year may not exceed a total of 450,000 shares or units.

Types of Awards.    Under the Omnibus Plan, the MDC may issue the following types of awards: stock options, SARs, restricted stock, restricted units, annual incentive awards and long-term incentive awards. These awards are described in more detail below.

Stock Options.    The MDC may grant non-qualified stock options and stock options qualifying as incentive stock options. Unless otherwise determined by the MDC at the date of grant, each stock option will become exercisable on a cumulative basis in three approximately equal installments on each of the first three anniversaries of the date of grant. The MDC may accelerate the exercisability of any stock option at any time. Once exercisable, each stock option will generally remain exercisable until the expiration of its term or its earlier cancellation under the circumstances described below. In no event shall the term of any stock option exceed 10 years from the date on which the stock option is granted.

The exercise price of each stock option will be at least equal to the fair market value of a share of our stock on the date the stock option is granted. To exercise a stock option, an employee may pay the exercise price in cash or cash equivalents (including using a cashless exercise program), by exchanging shares of our stock which have been owned by the employee for at least six months at the time of exercise, or by any combination of the foregoing.

In general, when an employee’s employment terminates for any reason other than his or her death, disability, or retirement, the employee’s outstanding exercisable stock options will remain exercisable for 90 days following his or her termination of employment. Unless otherwise determined by the MDC at the time of grant, in the event an employee terminates service by reason of death, disability or retirement (as defined in the Omnibus Plan), his or her stock options that are then exercisable will remain exercisable for the remainder of their full term. However, if we terminate an employee’s service for cause (as defined in the Omnibus Plan), all of his or her outstanding stock options, whether or not exercisable, shall be immediately cancelled. Unless the MDC otherwise determines, any outstanding stock options that are not exercisable at the date an employee’s employment terminates will be cancelled.

Stock Appreciation Rights.    The MDC may also grant SARs that can either be freestanding awards or awards that are attached to a stock option. If SARs are attached to a stock option, the exercise of either the SAR or the stock option will cause the cancellation of the other award. The terms and conditions applicable with respect to any grant of a SAR will be substantially the same as apply to the grant of a stock option. This means that the rules governing the vesting of a SAR, and the time that an employee will have to exercise the SAR after the termination of his or her employment, will be substantially the same as apply to a stock option. Upon exercise of a SAR, an employee will generally receive a payment for each SAR exercised equal to the excess of the then fair market value of our stock over the fair market value of our stock on the date the SAR was granted. Upon exercise of a SAR, payment may be made in cash, in shares of our stock, or in a combination of cash and shares as determined by the MDC.

Restricted Stock and Restricted Units.    The MDC also has the right to grant awards of restricted stock and restricted units. Each grant made will establish a period during which the shares subject to the award will remain subject to forfeiture. An employee will not be able to dispose of the shares subject to the award prior to the expiration of this period. Except for the restrictions set forth in the Omnibus Plan, upon the grant of restricted stock an employee will generally have all the rights of a shareholder, including the right to vote the shares and receive dividends with respect to such shares of restricted stock. Restricted units are similar to restricted stock, except that the shares of our stock will not be issued to the employee until the end of the restricted period. However, the MDC may direct that we pay cash, in whole or in part, instead of delivering shares of our stock in settlement of restricted units. If the MDC makes a cash payment, the amount payable for each share of our stock will be equal to the fair market value of a share of our stock on the date on which the restricted period lapses. To be economically equivalent to restricted stock, there will generally be credited to an account for the employee an amount equal to any cash dividends we pay or the value of any property distributions we make on our stock during the restricted period (the “Dividend Equivalents”).

Unless the MDC otherwise determines at or after the date of grant, the restricted period with respect to an award of restricted stock or restricted units will lapse on the third anniversary of the date of grant of the award. In addition, the MDC may provide for termination of the restricted period upon achievement of performance goals it specifies. The MDC will determine, in its sole discretion, whether the performance goals have been achieved.

When a restricted stock or restricted unit award is made to any of our executive officers that is contingent on the achievement of performance goals, the performance goals will be established by the MDC based on one or more of the following criteria: sales, gross revenues, earnings per share, internal rate of return, return on equity, return on capital, net income (before or after taxes), management net income, operating income, operating income before interest expense and taxes, segment income, cash flow, free cash flow or stock price. The performance goals established may reflect absolute entity performance or a relative comparison of entity performance to the performance of a peer group or other external measure. These performance criteria will also form the basis for the performance goals to be established by the MDC in making annual incentive awards and long-term incentive awards to our executive officers. These are the performance criteria that we are asking shareholders to reaffirm so that the MDC can continue to make awards under the Omnibus Plan that will qualify as other performance based compensation exempt from the deduction limitation imposed under Section 162(m) of the Internal Revenue Code.

Unless the MDC otherwise specifies at the date of grant, in the event that an employee’s employment terminates due to his or her death, disability or retirement, the restricted period will lapse with respect to a pro rata portion of the shares related to a restricted stock or restricted unit award based on the number of days the employee worked since the date of the award was granted (or, in the case of an award which becomes vested in installments, since the date on which the last installment became vested). If an award would vest upon the attainment of performance goals or targets, any vesting shall be deferred until the end of the applicable performance period, and vesting will be determined based on that number of shares of restricted stock or restricted units that would have been earned in respect of such attainment or partial attainment of such performance goals or targets. Upon any termination of an employee’s employment for any other reason, any shares of restricted stock then held by the employee will revert to us and all restricted units and any Dividend Equivalents credited with respect to such restricted units will be forfeited.

Annual and Long-Term Incentive Awards.    The maximum annual incentive award payable to any of our executive officers or other employees for any single calendar year is $3,000,000. The maximum long-term incentive award opportunity that can be made available in any single calendar year is $4,500,000.

If an employee’s employment terminates during a performance cycle due to death or disability, he or she will be entitled to receive a prorated annual incentive award or long-term incentive award assuming full achievement of the performance goals for such performance cycle and based on his or her employment during the performance period. If an employee’s employment terminates during a performance cycle due to retirement, he or she will be entitled to receive a prorated annual incentive award or long-term incentive award based on the actual achievement of the performance goals for such performance cycle and his or her employment during the performance period. If an employee’s employment terminates for any reason other than death, disability or retirement before the MDC authorizes payment of an annual or a long-term incentive award, he or she will forfeit any right to receive payment of such Award. Except as required to comply with certain tax conditions, the Omnibus Plan gives the MDC the power to establish rules regarding termination of employment that differ from those set forth above. Unless otherwise determined by the MDC at or after the date of grant, annual and long-term incentive awards will be payable in cash.

Accelerated Vesting and Payment upon a Change of Control.    Except as otherwise described below, a Change of Control (as defined in the Omnibus Plan) will accelerate the vesting of all employees’ outstanding Incentive Awards. This means that, upon a Change of Control, all outstanding stock options and SARs will generally become fully exercisable, and may be cashed out at the discretion of the MDC. Any such cash out will be effected using the change of control settlement value established under the Omnibus Plan based on the highest price of our stock prevailing during the 60 days prior to date on which the Change of Control occurs, except that the fair market value of a share on the date the change of control occurs will be used to the extent required to avoid adverse federal income tax consequences that could arise from using the defined settlement value. The restriction period applicable to each outstanding share of restricted stock and restricted unit will also generally lapse upon a Change of Control. In the event that a Change of Control occurs as a result of any transaction that is submitted to our shareholders for approval, an employee whose employment is terminated due to death or disability or by the company for any reason other than for cause on or after the date of such approval will receive the same benefits as though he or she continued in our employment until the Change of Control.

Notwithstanding the foregoing, the Omnibus Plan provides that if the MDC determines prior to a Change of Control that any stock option, SAR, restricted stock or restricted unit will be replaced or otherwise honored or assumed by the new employer (or the parent or an affiliate of such employer) on terms that meet certain basic conditions to assure that the employee is not adversely affected and which provide for acceleration upon an involuntary or constructive termination of employment (as defined in the Omnibus Plan) within two years of a Change of Control, no acceleration of exercisability, vesting or cash settlement will occur at the time of the Change of Control.

Upon a Change of Control, all performance periods for annual incentive awards or long-term incentive awards will end and each award will be payable, at target levels, and prorated for the portion of the performance cycle completed prior to the Change of Control.

Amendment or Termination.    Our Board may terminate or suspend the Omnibus Plan at any time and may amend or modify the Omnibus Plan from time to time. No such action may alter or impair a participant’s rights under any previously granted stock options, SARs, or restricted stock or restricted unit awards without his or her consent. After giving effect to the amendment shareholders are being asked to approve, the Omnibus Plan will expire on May 2, 2009, which is the seventh anniversary of the date on which it was originally approved by our shareholders. Notwithstanding the foregoing, the Board may elect to terminate the Omnibus Plan as of an earlier date, and the termination of the Omnibus Plan will not affect any awards granted under the Omnibus Plan prior to such date of termination.

Federal Income Tax Aspects.    The following is a brief summary of the Federal income tax consequences of awards made under the Omnibus Plan based upon the Federal income tax laws in effect on the date of this proxy statement. This summary is not intended to be exhaustive, and does not describe state or local tax consequences.

Section 162(m).    Section 162(m) of the Federal income tax laws may limit our ability to deduct certain compensation payable to certain executive officers. The Omnibus Plan has been designed so that we will be able to deduct the compensation payable with regard to non-qualified options, annual incentive awards, long-term incentive awards, as well as restricted stock and restricted unit awards that will become vested upon the achievement of performance objectives, without having to worry about this limit.

Non-qualified Stock Option.    An employee or non-management director realizes no income at the time a non-qualified stock option is granted. Generally, upon the exercise of a non-qualified option, an employee or non-management director will realize ordinary income in an amount equal to the difference between the then fair market value of the common stock being purchased and the “exercise price” (i.e., the price paid to purchase the stock). We will generally be entitled to take a Federal income tax deduction in the amount of ordinary income recognized by the employee or non-management director. Any appreciation (or depreciation) after the date of exercise will be either short-term or long-term capital gain or loss, depending upon the length of time that the employee or non-management director has held the shares.

Incentive Stock Option.    In general, an employee does not recognize taxable income upon either the grant or the exercise of an incentive stock option (except for purposes of computing an employee’s liability for alternative minimum tax, if any), and we are not entitled to take a deduction. Upon the sale of the underlying stock after satisfying the applicable holding period requirements, an employee will recognize long-term capital gain (or loss) to the extent that the sale price received exceeds (or is less than) the exercise price, inclusive of the price paid, if any, to acquire the stock option.

If the holding periods are not satisfied, gain realized on the sale of the stock will be taxed as ordinary income, up to the excess of the fair market value of the stock on the date the stock option was exercised over the exercise price. Any gain in excess of such amount will be long-term or short-term capital gain to the employee, depending on the period of time the employee holds the stock prior to sale. We will be entitled to a deduction in the amount of ordinary income realized by the employee.

Stock Appreciation Rights.    The tax treatment of a SAR is essentially the same as applies to a non-qualified stock option. Thus, an employee or non-management director will realize no income in connection with the grant of a SAR. The employee or non-management director will generally be required to include as taxable ordinary income, in the year of exercise, an amount equal to the amount of cash and the fair market value of any of our shares received upon exercise of a SAR. We will be entitled to a deduction at the time and in the amount included in the employee’s or non-management director’s income by reason of exercise. If the employee or non-management director receives our stock upon exercise of a SAR, the post-exercise appreciation or depreciation will be treated in the same manner discussed above with respect to stock acquired upon the exercise of non-qualified stock options.

Restricted Stock.    Generally, an employee or non-management director who receives restricted stock will recognize ordinary income at the time that the restricted stock is no longer subject to forfeiture. The amount of such income will be determined based on the fair market value of our stock at that time. We will be entitled to a deduction at the same time and in the same amount. The holding period to determine whether the employee or non-management director has long-term or short-term capital gain or loss on a subsequent sale generally begins when the restricted period expires, and the employee’s or non-management director’s tax basis for such shares will generally equal the fair market value of such shares at that time.

However, an employee or non-management director may elect under Section 83(b) of the Internal Revenue Code, within 30 days after the date of any restricted stock grant, to recognize taxable ordinary income on the date of grant in the amount equal to the excess of the fair market value of the shares of restricted stock over the amount, if any, paid for the restricted stock. By reason of such an election, the employee’s or non-management director’s holding period will commence on the date of grant and he or she will have a tax basis equal to the fair market value of the shares on that date (determined without regard to the restrictions imposed under the Omnibus Plan). Likewise, we will be entitled to a deduction at that time in the amount that is taxable as ordinary income by reason of the election. If shares are forfeited after making such an election, the employee or non-management director will not be entitled to a deduction, loss or credit for the ordinary income recognized or the taxes paid in respect of the Section 83(b) election, but would generally be entitled to a capital loss for the amount, if any, paid for the forfeited shares.

Restricted Units.    An employee or non-management director receiving a restricted unit award will not have taxable income when the restricted unit or any Dividend Equivalents are credited to his or her account. He or she will recognize ordinary income equal to the fair market value of the shares of our stock delivered (or the amount of cash paid in lieu of such shares), plus the amount of cash and the fair market of any property credited to his or her account as Dividend Equivalents when the shares and/or cash are delivered or paid. We will generally be entitled to a deduction for the year in which, and in the amount that, the employee or non-management director recognizes ordinary income.

New Plan Benefits

In 2006, Incentive Awards were made under the Omnibus Plan to 712 participants. Neither the exact number of individuals who will receive future Incentive Awards, nor the type or size of Incentive Awards that may be approved by the MDC under the Omnibus Plan, can be precisely determined. However, given that the amendment for which the approval of our shareholders is sought is not expected to cause the Omnibus Plan to be operated in a manner which is substantially different from the manner in which the Omnibus Plan was operated in 2006, the awards made under the Omnibus Plan in 2006 may be illustrative of the awards that would be made in future years. Therefore, the following table illustrates the awards made under the Omnibus Plan during 2006 to the persons or groups specified below:

Awards Made Under the Omnibus Plan in 2006

Name and Position	Restricted Stock/Units 2006	Stock Options 2006
Frederic M. Poses	0	0
G. Peter D’Aloia	0	150,000
W. Craig Kissel	0	125,000
Jacques Esculier	0	75,000
Lawrence B. Costello	0	75,000
Executive Group (including the Named Officers)	0	693,500
Non-Executive Director Group	0	94,500
Non-Executive Officer Employee Group	52,473	1,723,550

No grants are shown for Mr. James E. Dwyer as he left the company in 2006 and would not be eligible to receive any 2007 grants.

The per share closing price of our common stock on February 5, 2007 was $52.66.

Equity Compensation Plan Information

The following table sets forth certain information regarding the company’s equity compensation plans as of February 5, 2007:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants, rights and RSUs		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders	12,498,362	(1)	$35.20	4,480,090	(2)
Equity compensation plans not approved by security holders	7,562,068	(3)	$16.70	488,012	(4)

Total	20,060,430	(5)		4,968,102

(1)	Includes options to purchase 1,488,190 shares of company stock under the shareholder-approved 1995 American Standard Companies Inc. Stock Incentive Plan (the “1995 Stock Incentive Plan”); also includes options to purchase 11,010,172 (10,669,935 options and 340,237 restricted stock units) under the shareholder-approved Omnibus Plan which replaced the 1995 Stock Incentive Plan. The 10,669,935 options noted above, includes 1,798,280 options granted effective as of February 5, 2007 with a weighted average exercise price of $52.66.

(2)	As of February 5, 2007, after the grant of the options referenced in footnote (1), there remained 3,884,403 shares available for issuance under the Omnibus Plan. In addition to options, warrants or rights, the Omnibus Plan, as amended in the manner described above, also provides for not more than 1,000,000 awards that may be issued in the form of restricted stock or restricted units. Also includes 595,687 shares available for issuance under the American Standard Companies Inc. Employee Stock Purchase Plan.

(3)	Includes options to purchase 7,201,446 shares under the 1995 Stock Incentive Plan; 60,910 share equivalents credited to participants’ accounts under the American Standard Companies Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”); and 299,712 share equivalents credited to participants’ accounts under the American Standard Inc. Supplemental Savings Plan (the “Supplemental Savings Plan”). Descriptions of the material features of the 1995 Stock Incentive Plan, the Deferred Compensation Plan and the Supplemental Savings Plan appear below.

(4)	Includes 424,599 shares remaining available for issuance under the Deferred Compensation Plan; and 63,413 shares remaining available for issuance under the American Standard Companies Inc. Supplemental Compensation for Outside Directors. A description of the material features of the Directors’ Plan appears below.

(5)	As of February 5, 2007, following the grants made effective as of that date, there were 19,359,571 shares subject to outstanding options, warrants and rights, having a weighted average exercise price of $28.27 per share, and a weighted average remaining term of 6.13 years. As of February 5, 2007 there were 340,237 outstanding restricted stock units.

1995 Stock Incentive Plan

The 1995 Stock Incentive Plan was approved by the company’s shareholders in 1995, with 22,813,425 shares authorized for issuance under the Omnibus Plan. Under the 1995 Stock Incentive Plan, awards may be granted to officers and other key executives and employees, in the form of incentive or non-qualified stock options, SARs, restricted stock and restricted units. Non-management directors are eligible to receive awards other than incentive stock options. The exercise price of an option may not be less than the fair market value of the underlying stock on the date of grant and no option may have a term of more than ten years. Options awarded under the Omnibus Plan generally vest ratably over three years. In the event of a change of control of the company, any outstanding stock options will become immediately exercisable and may be cashed out at the discretion of the participant, and the restricted period will lapse as to any outstanding restricted stock or restricted units.

The Board of Directors of the company subsequently approved 20.7 million additional shares for issuance under the Omnibus Plan. The authorization of additional shares under the Omnibus Plan did not require the approval of shareholders and was not submitted for their approval. In February 2002, the Board of Directors of the company authorized the Omnibus Plan as a replacement for the 1995 Stock Incentive Plan and submitted the Omnibus Plan to shareholders for their approval. With the approval of the Omnibus Plan by shareholders in May 2002, no further awards were issued under the 1995 Stock Incentive Plan, which expired on May 2, 2002 except with respect to awards outstanding on such date.

Deferred Compensation Plan

The Deferred Compensation Plan is an unfunded plan under which certain executive employees may defer receipt of all or part of long-term incentive awards and annual incentive awards and portions of base salary and commissions. Non-management directors are also eligible to defer annual retainer and meeting fees. Participants may choose to invest their deferrals into either share equivalents of company stock or an interest-bearing cash account. Should the participant choose to defer into share equivalents, allocations to the share account are based on the fair market value of the shares on the date the deferred compensation would otherwise have been paid, without a discount of any kind. At the time of the deferral, the participant chooses the date and form of distribution, which can begin upon termination of employment, up to three years after termination of employment, or in a given year while still employed. Amounts deferred may be distributed earlier than scheduled upon the occurrence of certain triggering events. In the event of a change of control of the company, all obligations under the Deferred Compensation Plan must be fully funded by the company. Deferrals of amounts that were not earned and vested as of December 31, 2004 are subject to the regulations governing deferred compensation set forth in Section 409A of the Internal Revenue Code (“Section 409A”). On December 6, 2006, the Board of Directors reduced the amount of shares eligible for issuance under the Deferred Compensation Plan to 500,000 inclusive of shares previously issued under the Deferred Compensation Plan.

Supplemental Savings Plan

The Supplemental Savings Plan is an unfunded plan for the benefit of those ESOP, Savings Plan and Pension Plan participants, other than executive officers, whose ESOP, Savings-Plan and Pension-Plan-eligible compensation exceeds the limits of Section 401(a)(17) of the Internal Revenue Code. Participants in the ESOP and Savings Plan are credited annually with share equivalents of American Standard stock in an amount that is meant to roughly compensate them for employer contributions to the ESOP and Savings Plan which are lost due to the limits of Section 401(a)(17). Participants receive dividend equivalents on their share equivalents in the form of additional share equivalents. Participants in the Pension Plan are credited annually with cash in an amount intended to compensate them for employer contributions to the Pension Plan which are lost due to the limits of Section 401(a)(17). The cash contributions earn interest at the same rate used to credit cash balances in the Pension Plan. In determining contributions credited under the Supplemental Savings Plan, only compensation up to $250,000 effective for the plan year beginning January 1, 2006 is considered. In order to receive a Plan allocation for a given year, participants must be employed with the company on December 31 of such year. For participants who are hired on or after January 1, 2004, there is a three-year vesting requirement under the Supplemental Savings Plan. Thirty days after termination of employment (six months after termination of employment for those considered key executives under Section 409A), participants receive a distribution from the Supplemental Savings Plan, in shares with respect to their vested share account balances and in cash with respect to their vested cash account balances. The Supplemental Savings Plan is designed as a parallel excess plan within the meaning of the NYSE rules regarding shareholder approval of equity compensation plans. Shares are available for issuance under the Supplemental Savings Plan as needed in connection with the operation of the ESOP and the Savings Plan.

Supplemental Compensation Plan for Outside Directors

The Supplemental Compensation Plan for Outside Directors (the “Director’s Plan”) is intended to promote an equity interest in the company by its non-management directors. Under the terms of the Directors’ Plan, each non-management director, upon initial election to the Board, is allocated $100,000 worth of company stock, based on the fair market value of the stock on the date immediately preceding the director’s election to the board, which is deposited in a grantor’s trust for the benefit of the director. In addition, directors have credited to their plan accounts annually, on the day prior to the annual meeting of the company’s shareholders, that number of shares of common stock equal in value to $35,000 based on the closing price of the company’s stock that day. These shares are distributed to the directors upon leaving their position as director. Directors make a one-time election to have any dividends issued to the trust with respect to the shares in their accounts either reinvested in shares or paid to them in cash annually, with accrued interest. Shares allocated to a director’s account are voted by the trustee as instructed by each director. In the event of a change of control of the company, the directors are entitled to an immediate distribution of their plan assets from the trust, which, at their option, can be in either shares or the cash value of the shares.

RECOMMENDATION

The Board of Directors unanimously recommends that shareholders vote FOR Proposal 2, the amendment to the American Standard Companies Inc. 2002 Omnibus Incentive Plan.

PROPOSAL 3—RATIFICATION OF APPOINTMENT OF THE

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as the company’s independent registered public accounting firm to examine the consolidated financial statements of the company for the year 2007 upon terms set by the Audit Committee. The Board of Directors recommends that this appointment be ratified by the shareholders. If the appointment of Ernst & Young LLP is not ratified by the shareholders, the Audit Committee will give consideration to the appointment of other independent certified public accountants.

A representative of Ernst & Young LLP will be present at the annual meeting, will have the opportunity to make a statement and will also be available to respond to questions.

RECOMMENDATION

The Board of Directors unanimously recommends that shareholders vote FOR Proposal 3, the ratification of the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for the year ending December 31, 2007.

GOVERNANCE

Board Matters and Committee Membership

Our business, property and affairs are managed under the direction of our Board of Directors. Members of our Board are kept informed of our business through discussions with our Chairman and Chief Executive Officer and other officers and employees, by reviewing materials provided to them during visits to our offices and plants and by participating in meetings of the Board and its committees.

The Board of Directors held seven meetings in 2006. The standing committees of the Board of Directors are the Audit Committee, the Corporate Governance and Nominating Committee and the Management Development and Compensation Committee. All directors attended at least 75 percent of the combined total number of meetings of the Board of Directors and the Board committees on which they served during 2006. Our non-management directors meet without the chief executive officer present at the end of each Board meeting.

The table below provides committee assignments and 2006 meeting information for each of the Board committees:

Name	Audit		Corporate Governance and Nominating		Management Development and Compensation
Steven E. Anderson	X	*
Jared L. Cohon			X		X
Paul J. Curlander	X
Steven F. Goldstone			X		X	*
Kirk S. Hachigian	X
Edward E. Hagenlocker	X		X
James F. Hardymon			X	*	X
Ruth Ann Marshall					X
Dale F. Morrison					X
2006 Meetings	12		3		7

*	Indicates Committee Chair

Committees of the Board

Audit Committee

The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. Each member of the Audit Committee is independent as defined by the NYSE listing standards and the company’s independence standards. The committee’s responsibilities, as forth in its charter, include:

•	reviewing the scope of internal and independent audits; reviewing the company’s quarterly and annual financial statements and annual report on Form 10-K;

•	reviewing the adequacy of management’s implementation of internal controls;

•	reviewing the company’s accounting policies and procedures and significant changes in accounting policies;

•	appointing the independent public accountants and reviewing their independence and performance and the reasonableness of their fees; and

•

reviewing compliance with the company’s Code of Conduct and Ethics, major litigation, compliance with environmental standards and the company’s independence standards and the investment performance and funding of the company’s retirement plans.

The Board of Directors has determined that Steven E. Anderson, chair of the Audit Committee, is an audit committee financial expert as defined by the SEC. In addition, the Board has determined that each Audit Committee member is financially literate as defined by the NYSE.

Corporate Governance and Nominating Committee

Each member of the Corporate Governance and Nominating Committee is independent as defined by the NYSE listing standards and the company’s independence standards. The committee’s responsibilities, as set forth in its charter, include:

•

identifying individuals qualified to become members of the Board and recommending to the Board director nominees to be presented at the annual meeting of shareholders as well as nominees to fill vacancies on the Board;

•	recommending Board committee memberships, including committee chairs;

•	considering and making recommendations concerning director nominees proposed by shareholders;

•	developing and recommending to the Board corporate governance principles for the company and processes for Board evaluations; and

•	reviewing and making recommendations concerning compensation of directors.

Management Development and Compensation Committee

Each member of the Management Development and Compensation Committee is independent as defined by the NYSE listing standards and the company’s independence standards. The committee’s responsibilities, as set forth in its charter, include:

•

reviewing and making recommendations concerning officers’ salaries and employee benefits and executive compensation plans of the company and administering certain of those plans, including the company’s incentive compensation and stock incentive plans;

•

reviewing and approving performance goals and objectives for all elected officers of the company, including the chief executive officer, evaluating performance against objectives and based on its evaluation, approving all officers’ base and incentive compensation; and

•	evaluating executive succession plans, the quality of management, and leadership and management development.

For a more complete description of the Committee’s responsibility in determining executive compensation, see “Management Development and Compensation Committee Matters” in this proxy statement.

Compensation Committee Interlocks and Insider Participation

None.

Board Attendance at the Annual Meeting of Shareholders

In accordance with our Corporate Governance Guidelines, all directors are expected to attend the Annual Meeting of Shareholders. While the Board understands that there may be situations that prevent a director from attending, the Board strongly encourages all directors to make attendance at all annual meetings of shareholders a priority. All directors attended the Annual Meeting of Shareholders held on May 3, 2006.

Independence Standards for Board Service

The Board of Directors has adopted independence standards for non-management directors to serve on the Board of Directors which meet and in some areas exceed the NYSE listing standards. Each director, other than

Frederic M. Poses, the company’s Chairman and Chief Executive Officer, satisfies the independence standards adopted and accordingly has no relationship with the company (either directly or indirectly as a partner, shareholder or officer of an organization that has a relationship with the company) other than serving as a director of, and owning stock and options in, the company. A copy of our independence standards is attached to this proxy statement as Appendix A and is also available on our web site www.americanstandard.com, by following the links “Investor Relations—Governance—Governance Principles—Definition of Director Independence.” In addition, none of the company’s directors and executive officers participated in any related person transactions nor were any other transactions considered by the Board in determining director’s independence. For a discussion of the company’s policy on related person transactions, please see “Certain Relationships or Related Person Transactions and Section 16 Reporting Compliance—Certain Relationships and Related Person Transactions” in this proxy statement.

Designation of, and Communication with, the Company’s Board of Directors through its Presiding Director

The Board of Directors has designated the chair of the Corporate Governance and Nominating Committee, currently Mr. Hardymon, as the “presiding director” for its executive sessions of the non-management directors. Shareholders or other interested parties wishing to communicate with our board of directors can call 1-800-963-6414 in the United States or 1-503-352-7923 outside of the United States and request to leave a message for the presiding director. This reporting service is staffed by a third-party provider who will deliver your message to the presiding director. You may also contact the presiding director by writing to: Presiding Director, c/o American Standard Companies Inc., One Centennial Avenue, Piscataway, New Jersey 08855. Regardless of the method you use, your message will not be screened or edited before it is delivered to the presiding director. The presiding director will determine whether to relay your message to other board members.

Director Compensation

The Corporate Governance and Nominating Committee recommends to the full Board of Directors the compensation of the company’s non-management directors, including the level of stock awards and stock option grants that should be made annually to such directors. The full Board of Directors must approve any change to the compensation payable to the company’s non-management directors, whether in the form of cash or equity awards. The Board of Directors has responsibility for administering the company’s Omnibus Plan in respect of the company’s non-management directors. Neither the Corporate Governance and Nominating Committee nor the Board of Directors has delegated any of its responsibilities regarding the compensation of the company’s non-management directors.

The Corporate Governance and Nominating Committee annually reviews the aggregate compensation payable to the company’s non-management directors to determine that the level of stock awards and the size of stock option grants made under the Omnibus Plan and the amount of cash compensation payable in respect of the annual retainer fee, the meeting attendance fees and the fees for service as a chair of the standing committees of the Board continue to be appropriate and consistent with the practices generally applicable at public companies of comparable size and in similar industries. As part of this review, the Corporate Governance and Nominating Committee considers whether the allocation between cash and equity-based compensation continues to be appropriate. In connection with this annual review, the Corporate Governance and Nominating Committee may request from time to time that the independent consultant retained by the Management Development and Compensation Committee with respect to its responsibilities regarding executive compensation matters, Frederic W. Cook & Co., review the pertinent data and advise on the competitiveness and appropriateness of the company’s compensation arrangements for its non-management directors. The Corporate Governance and Nominating Committee also seeks input from the Chairman and Chief Executive Officer and Senior Vice President—Human Resources of the company with respect to any recommendations that it may make regarding changes to the compensation program for non-management directors, but no other executive officer has any substantive role in the setting of such compensation.

2006 Director Compensation

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($)[1] (c)	Option Awards ($)[2] (d)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)[3] (e)	All Other Compensation ($)[4] (f)	Total ($) (g)
Steven E. Anderson	$83,000	$35,000	$107,299	$0	$15,169	$240,468
Jared L. Cohon	$69,000	$35,000	$107,299	$731	$0	$212,030
Paul J. Curlander	$71,000	$35,000	$66,459	$0	$0	$172,459
Steven F. Goldstone	$76,000	$35,000	$107,483	$0	$0	$218,483
Kirk S. Hachigian	$69,000	$35,000	$30,947	$0	$2,085	$137,032
Edward E. Hagenlocker	$73,000	$35,000	$107,299	$0	$0	$215,299
James F. Hardymon	$72,000	$35,000	$107,299	$0	$0	$214,299
Ruth Ann Marshall	$66,000	$35,000	$104,261	$0	$0	$205,261
Dale F. Morrison	$66,000	$35,000	$30,947	$0	$13,735	$145,682

1.	In accordance with FAS 123R, this amount reflects the grant date fair value of the reported stock awards granted under the Director’s Plan based on the closing price of the company’s stock on the day prior to the annual meeting.

2.	This amount reflects the dollar amount recognized in 2006 for financial statement reporting purposes in accordance with FAS 123R with respect to stock options granted in 2006, and the dollar amount required to be recognized in 2006 in accordance with FAS 123R under the modified prospective transition method with respect to stock options granted prior to 2006 that were not vested at the time that the company transitioned to FAS 123R. All of the options that are taken into account for purposes of column (d) were granted under the Omnibus Plan. The fair value of the awards and the grant date values for such awards set forth below were in accordance with FAS 123R and the valuation methodology and assumptions set forth in Note 2 to the company’s financial statements included in the company’s Form 10-K for the fiscal year ended December 31, 2006, which are incorporated into this proxy statement by reference.

As the grants made to each of the directors listed above were made on the same dates in each of 2003, 2004, 2005, and 2006 (except that Ms. Marshall, who was elected to the Board in October 2003 did not receive a 2003 grant, Mr. Curlander, who was elected to the Board of Directors in August 2004, did not receive a 2003 or 2004 grant, and Messrs. Hachigian and Morrison, who were elected to the Board of Directors in July 2005, did not receive a 2003, 2004 or 2005 grant), the grant date values listed below for each of the grants made in 2003, 2004, 2005 and 2006 are identical in respect of each non-management director. Each of the grants listed below vests ratably over three years on the first three anniversaries of the date of grant.

Grant Date	Number of Shares	Exercise Price	Grant Date Fair Value
February 1, 2006	10,500	$36.87	$9.72
February 2, 2005	10,500	$43.34	$10.14
February 4, 2004	10,800	$35.03	$10.52
February 6, 2003	12,900	$22.69	$6.98

3.	The amount listed reflects “above-market” earnings credited to Dr. Cohon under the Deferred Compensation Plan in respect of amounts credited to his interest account under the plan. For a discussion of how the amount of “above-market” earnings was determined, see the text accompanying the Non-qualified Deferred Compensation table set forth below under the heading “Executive Compensation.” No non-management director participates in any defined benefit pension plan.

4.	In the case of Mr. Anderson the reported amount includes distributions of $14,727 during 2006 of dividend equivalents payable in respect of shares credited to him under the Director’s Plan and $441 to compensate him for the taxes owed upon the receipt of company product. For Messrs. Hachigian and Morrison, the amounts reported include $2,085 and $3,434, respectively, to compensate them for the taxes owed upon the receipt of company products.

Each non-management director is paid a retainer fee of $13,000 per calendar quarter and receives $1,000 for attendance at each meeting of the Board of Directors or committee of the Board. Committee chairs are paid an additional $1,000 for their attendance at meetings of the committees they chair. Directors are also reimbursed for reasonable expenses incurred to attend meetings. In addition, directors are entitled to receive company products at no cost in connection with their service on the Board.

Under the Director’s Plan, a trust account holds shares of common stock for each participating director. Pursuant to this plan, the trust account is credited, at the time each non-management director is first elected to the Board, with shares of common stock equivalent in value to $100,000 based on the closing price of common stock on the last trading day before a Board member’s election to the Board. In addition, non-management directors have credited to their plan accounts annually, on the day prior to each annual meeting, that number of shares of common stock equal in value to $35,000, based on that day’s closing price of the company’s stock. Directors make a one-time election to have any dividends issued to the trust with respect to the shares in their accounts either reinvested in shares or paid to them in cash annually with accrued interest. The trust shares do not result in direct ownership until the director ceases service on the Board and remain subject to the claims of the company’s creditors while in the trust. If a director is removed for cause, his or her interest in the trust is forfeited. The shares held in the trust as of December 31, 2006 are as follows: Mr. Anderson, 33,898; Dr. Cohon, 17,397; Mr. Curlander, 4,265 Mr. Goldstone, 9,378; Mr. Hachigian, 3,245; Mr. Hagenlocker, 13,222; Mr. Hardymon, 16,046; Ms. Marshall, 6,803 and Mr. Morrison, 3,245.

Under the company’s Omnibus Plan, non-management directors are granted, on the same terms as options granted to company employees, options to purchase shares of common stock with an exercise price equal to the average of the high and low sale price of common stock as reported on the NYSE on the date of grant. For a more detailed description of fair market value, refer to footnote 4 to the Grant of Plan Based Awards table. Options are typically granted in February each year. The number of shares subject to options held by the non-management directors as of December 31, 2006 were as follows: Mr. Anderson, 59,700; Dr. Cohon, 89,700; Mr. Curlander, 21,000; Mr. Goldstone, 44,700; Mr. Hachigian, 10,500; Mr. Hagenlocker, 49,701; Mr. Hardymon, 89,700; Ms. Marshall, 31,800 and Mr. Morrison, 10,500. In addition, in accordance with our standard annual option grant practice, on February 5, 2007 each non-management director was granted options to purchase 10,500 shares of common stock.

The company’s Deferred Compensation Plan permits directors to defer a portion of their fees into a cash account with a fixed annual return or a stock account deemed to be invested in notional shares of the company’s common stock. In 2006, Dr. Cohon, Mr. Curlander, Mr. Goldstone, Ms. Marshall and Mr. Morrison deferred all of their fees into the stock account.

Availability of Corporate Governance Materials

The company’s Code of Conduct and Ethics and Corporate Governance Guidelines, including our definition of director independence, as well as the charters for the Audit Committee, Corporate Governance and Nominating Committee and Management Development and Compensation Committee are available on our web site www.americanstandard.com under the caption “Investor Relations—Governance.” The foregoing information is available in print to any shareholder who requests it. Requests should be addressed to Secretary, American Standard Companies Inc., One Centennial Avenue, Piscataway, New Jersey 08855.

CERTAIN RELATIONSHIPS OR RELATED PERSON TRANSACTIONS AND

SECTION 16 REPORTING COMPLIANCE

Certain Relationships and Related Person Transactions

The Corporate Governance and Nominating Committee of the Board of Directors has adopted a written policy governing the review and approval or ratification of related person transactions. Under the policy a related person transaction is any transaction exceeding $120,000 in which the company or a subsidiary, on the one hand, and an executive officer, director, holder of 5% or more of the company’s voting securities or an immediate family member of such person, on the other hand, had or will have a direct or indirect material interest.

No related person transaction shall be approved or ratified if such transaction is contrary to the best interest of the company. Unless determined otherwise by the Corporate Governance and Nominating Committee, any related person transaction must be on terms that are no less favorable to the company than would be obtained in a similar transaction with an unaffiliated third party under the same or similar circumstances.

Unless the Corporate Governance and Nominating Committee determines otherwise, any proposed related person transaction directly between an executive officer, director or immediate family member should be reviewed prior to the time the transaction is entered into. In addition, the policy provides that ordinary course transactions are not considered related person transactions, and therefore do not require approval under the company’s related person transaction policy. An ordinary course transaction means a transaction that occurs between the company or any of its subsidiaries and any entity (i) for which any related person serves as an executive officer, partner, principal, member or in any similar executive or governing capacity, or (ii) in which such related person has an economic interest that does not afford such related person control over such entity, and such transaction occurs in the ordinary course of business on terms and conditions that are no less favorable to the company or, if applicable, a subsidiary than would otherwise apply to a similar transaction with an unrelated party. In addition, all immaterial relationships and transactions identified in the Instructions to Item 404(a) of Regulation S-K are incorporated into the policy, and accordingly, all such immaterial relationships or transactions are not related person transactions and do not require approval under the policy.

The General Counsel is responsible for making the initial determination as to whether any transaction constitutes a related person or ordinary course of business transaction and for taking all reasonable steps to ensure that all related person transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K are presented to the Corporate Governance and Nominating Committee for pre-approval or ratification. If a related person transaction involves the General Counsel, the Chief Financial Officer shall perform the responsibilities under the policy.

The Corporate Governance and Nominating Committee shall review and assess the adequacy of the policy annually.

Neither the company nor any subsidiary engaged in any related person transaction in 2006. In addition, there were no matters considered by the Board in determining director independence that would require disclosure pursuant to Item 407(a)(3) of Regulation S-K.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, certain executive officers, and persons who own more than 10 percent of the outstanding common stock to file reports of ownership and changes in ownership with the SEC and the NYSE. The SEC regulations require American Standard to identify anyone who failed to file a required report or filed a late report during the most recent fiscal year. The company believes that all Section 16(a) filing requirements were met.

AUDIT COMMITTEE MATTERS

Audit Committee’s Pre-Approval Policies and Procedures

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of Ernst & Young LLP, our independent registered public accounting firm. The independent auditor reports directly to the Audit Committee. As part of its responsibility, the Audit Committee established a policy to pre-approve all Audit Services and permissible Non-Audit Services performed by the independent auditor. In pre-approving services, the Audit Committee considers whether such services are consistent with the SEC’s rules on auditor independence.

The Audit Committee also considers whether the independent auditor is best positioned to provide the most effective and efficient service, for reasons such as its understanding and knowledge of the company’s business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance the company’s ability to manage or control risk or improve audit quality.

The Audit Committee is mindful of the relationship between fees for Audit and permissible Non-Audit Services in deciding whether to pre-approve any such services and may determine, for each fiscal year, the appropriate relationship between the total amount of fees for Audit and Audit-Related Services and the total amount of fees for Tax Services and certain permissible Non-Audit Services classified as “All Other Services.” Prior to the engagement of the independent auditor for an upcoming audit/non-audit service period, defined as a twelve-month timeframe, Ernst & Young LLP submits to the Audit Committee for approval a detailed list of services expected to be rendered during that period as well as an estimate of the associated fees for each of the following four categories of services:

Audit Services consist of services rendered by an external auditor for the audit of the company’s annual consolidated financial statements (including tax services performed to fulfill the auditor’s responsibility under generally accepted auditing standards), the audit of internal control over financial reporting performed in conjunction with the audit of the annual consolidated financial statements and reviews of financial statements included in Form 10-Qs. Audit Services includes services that generally only an external auditor can reasonably provide, such as comfort letters, statutory audits, attest services, consents and assistance with and review of documents filed with the SEC.

Audit-Related Services consist of assurance and related services (e.g., due diligence) by an external auditor that are reasonably related to audit or review of financial statements, including employee benefit plan audits, due diligence related to mergers and acquisitions, employee benefit plan audits, accounting consultations and audits in connection with proposed or consummated acquisitions, internal control reviews, attest services related to financial reporting that are not required by statute or regulation, audit-related litigation advisory services and consultation concerning financial accounting and reporting standards, including compliance with Section 404 of the Sarbanes-Oxley Act.

Tax Services consist of services performed by the independent auditor’s tax personnel except those included in Audit Services above. Tax Services include those services rendered by an external auditor for tax compliance, tax consulting, tax planning, expatriate tax services, transfer pricing studies, tax planning, and tax issues related to stock compensation.

Other Non-Audit Services are any other permissible work that is not an Audit, Audit-Related or Tax Service and include non-audit-related litigation advisory services and administrative assistance related to expatriate services.

For each type of service, details of the service as well as estimated fees are reviewed and pre-approved by the Audit Committee as either an annual amount (in some cases subject to a variance of up to 10 percent) or specified stand-alone activity. Pre-approval of such services is used as the basis for establishing the spend level, and the Audit Committee requires the independent auditor to report detailed actual/projected fees versus the budget periodically throughout the year by category of service and by specific project.

Circumstances may arise during the twelve-month period when it may become necessary to engage the independent auditor for additional services or additional effort not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent auditor.

This review is typically done in formal Audit Committee meetings, however, the Audit Committee may delegate pre-approval to one or more of its members. The member to whom such authority is delegated must report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Audit and Non-Audit Fees

Fees billed to the company by Ernst & Young LLP for services rendered in 2006 and 2005 were as follows:

Type of Fees(1)	2006 ($ in thousands)	2005 ($ in thousands)
Audit Fees	$10,546	$11,528
Audit-Related Fees	$735	$259
Tax Fees(2)	$2,759	$2,940
All Other Fees	$382	$184

(1)	For a description of the types of fees, see “Audit Committee Matters—Audit Committee’s Pre-Approval Policies and Procedures—Audit Services,” “—Audit-Related Services,” “—Tax Services” and “— Other Non-Audit Services.”

(2)	Includes tax compliance fees of approximately $1.1 million in 2006 and $1.4 million in 2005.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the company’s financial reporting process on behalf of the Board of Directors. In fulfilling its responsibilities, the committee has reviewed and discussed the audited financial statements in the Annual Report with the company’s management and independent auditors.

Management has the primary responsibility for the financial statements and the reporting process including the internal controls systems, and has represented to the Audit Committee that such financial statements were prepared in accordance with generally accepted accounting principles. The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles.

The Audit Committee has discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the committee has discussed with the independent auditor, the auditor’s independence, including the matters in the written disclosures and letter which were received by the committee from the independent auditors, as required by Independence Standard Board No. 1, Independence Discussions with Audit Committees. The Audit Committee has also considered whether the independent auditor’s provision of non-audit services to the company is compatible with maintaining the auditor’s independence.

The committee discussed with the company’s internal and independent auditors the overall scope and plans for their respective audits. The committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the company’s internal controls, and the overall quality of the company’s financial reporting.

Based on the reviews and discussions referred to above, the committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the Securities and Exchange Commission.

Members of the Audit Committee:

Steven E. Anderson, Chairman

Paul J. Curlander

Kirk S. Hachigian

Edward E. Hagenlocker

MANAGEMENT DEVELOPMENT AND

COMPENSATION COMMITTEE MATTERS

The Management Development and Compensation Committee has responsibility for the compensation of the company’s executive officers, including the chief executive officer, and the administration of the company’s executive compensation and benefit plans. It also has responsibility for the development of the management succession and leadership capability planning process. The Management Development and Compensation Committee also has sole authority to retain or replace outside counsel, compensation and benefits consultants or other experts to provide it with independent advice, including the authority to review the fees payable and any other terms of retention.

All actions regarding executive officer compensation require Management Development and Compensation Committee approval. The Management Development and Compensation Committee completes a comprehensive review of all elements of compensation annually, typically at its December meeting. Tally sheets, which include all cash compensation, value of outstanding equity, retirement benefits, deferred compensation and perquisites, are used to analyze the aggregate value of all components of each executive officer’s compensation. The Management and Development Committee also requests its independent consultant, Frederic W. Cook & Co., to complete a study on the competitiveness and appropriateness of the company’s annual and long-term programs for the company’s executive officers, including the officers named in the Summary Compensation Table below (the “Named Officers”). If it is determined that any changes to any executive officer’s total compensation are necessary or appropriate, the Management Development and Compensation Committee reviews the tally sheet to fully understand the impact on all elements of the compensation package, and obtains such input from its independent compensation consultant as it determines to be necessary or appropriate.

All compensation decisions with respect to executives other than the chief executive officer are determined in discussion with, and frequently based upon the recommendation of, the chief executive officer. The Management Development and Compensation Committee makes all determinations with respect to the compensation of the chief executive officer, including, but not limited to establishing any performance objectives and criteria related to the payment of his compensation, and determining the extent to which such objectives have been achieved, obtaining such input from its independent compensation consultant and other independent advisors as it deems necessary or appropriate.

As part of its responsibility to administer the company’s executive compensation plans and programs, the Management Development and Compensation Committee annually, usually at its first meeting of the calendar year, establishes the parameters of the annual and long-term incentive compensation awards, including establishing the performance goals relative to the company’s performance that will be applicable to such awards and the similar awards for the company’s other senior executives. It also reviews the company’s performance against the objectives established for awards payable in respect of performance periods ending as of the prior calendar year, and certifies the extent, if any, to which such objectives have been obtained, and the amounts payable to each of the company’s executive officers in respect of such achievement. It also determines the appropriate level and type of awards, if any, to be granted to each of the company’s executive officers pursuant to the company’s Omnibus Plan, and approves the total annual grants to other key employees. The Management Development and Compensation Committee also establishes the framework for off-cycle awards under such plan to other key employees, to be granted in accordance with a delegation of authority to the appropriate members of the company’s corporate human resources function.

The Management Development and Compensation Committee reviews, and has the authority to recommend to the Board of Directors for adoption, any new executive compensation or benefit plans that are determined to be appropriate for adoption by the company, including those that are not otherwise subject to the approval of the company’s shareholders. It reviews, and has the authority to approve, any contracts or other transactions with current or former elected officers of the company subject, in the case of the chief executive officer, to ratification by the independent directors of the Board. In connection with the review of any such proposed plan or contract, the Management Development and Compensation Committee will seek from its independent compensation consultant and its other independent advisors such advice, counsel and information as it shall determine to be appropriate in the conduct of such review. The Management Development and Compensation Committee will direct the independent consultant as to the information it requires in connection with any such review, including data regarding competitive practices among the companies to which the company generally compares itself for compensation purposes.

Each year, the MDC reviews the company’s leadership talent development program to ensure alignment with business strategies and operating plans. The Board of Directors annually reviews the results of the leadership capability and succession process with a focus on the Chairman and CEO and the top business and functional leaders. The MDC also monitors an emergency succession plan in the event that one or more executive officers are unexpectedly unable to fulfill his or her duties.

REPORT OF THE MANAGEMENT DEVELOPMENT

AND COMPENSATION COMMITTEE

The Management Development and Compensation Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on that review and discussion, the members of the Management Development and Compensation Committee identified below recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Members of the Management Development

and Compensation Committee

Steven F. Goldstone, Chairman

Jared L. Cohon

James F. Hardymon

Ruth Ann Marshall

Dale F. Morrison

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy

American Standard’s executive compensation programs are designed to deliver competitive total compensation upon achievement of performance objectives consistent with our strategy to attract, motivate, develop and retain world-class leaders who will drive the creation of shareholder value. The Management Development and Compensation Committee of the Board of Directors (the “MDC”) reviews and administers the company’s compensation and benefit programs for executive officers. In determining total compensation, the MDC considers the following key objectives and attributes:

Performance based—Most components of compensation are linked to performance. Incentive awards are tied to overall company, operating unit, and individual results against goals which provide for significant differentiation for highest and lowest performers. Merit increases are tied to individual performance against goals.

Shareholder alignment—Compensation programs are designed to maximize shareholder value. Equity awards closely align the interests of executives with the long-term interests of our shareholders.

Significant risk—Total variable compensation represents the greatest portion of the executive officers’ compensation (approximately 55-75%) and provides substantial downside risk and upside potential correlated to achievement of the company’s financial and strategic initiatives. For the Named Officers, total variable compensation represents approximately 75-90% of their compensation.

Balance of short and long-term objectives—The sustained success of the company requires an adequate balance between short-term and long-term goals. Short-term incentives represent approximately 15-35% of the total variable compensation, and long-term incentives represent 65-85% of the total variable compensation of our executive officers. For the Named Officers, short-term incentives represent approximately 15-20% of their total variable compensation, and long-term incentives represent approximately 80-85% of their total variable compensation. Our incentive programs are designed to reward the achievement of each of these sets of goals.

Competitiveness—Pay levels are determined from an assessment of both internal pay equity and external market competitiveness.

Compliance and transparency—Compensation plans are designed to be fully compliant with all legal and regulatory requirements, as well as easily understood and administered.

Compensation Overview

The company’s total remuneration package for executive officers, including the Named Officers, integrates the following components:

Base Salary

Variable Cash Compensation

        Annual Incentive Plan (“AIP”)

        Long-Term Incentive Plan (“LTIP”)

Equity Compensation

        Non-qualified stock options (“NQSOs”)

Executive Benefits and Perquisites

The MDC determines the CEO’s incentive pay relative to performance against objectives that it establishes at the beginning of the performance period. In addition, the MDC considers a self-assessment completed by the CEO each year of his performance and from time to time seeks input from its independent compensation consultant.

The CEO with input from the Senior Vice President, Human Resources makes recommendations to the MDC on executive officers’, including our Named Officers’, base and incentive pay. In determining the appropriate compensation of individual executive officers, including our Named Officers, the MDC considers a number of factors:

•	Relative importance of role within the company

•	Level of experience

•	Incumbent performance

•	Competitive market practice

•	Internal pay equity

For purposes of benchmarking market practices on compensation levels for executive officers, the company compares its practices to a compensation survey group. Companies are selected for this group primarily because they compete with the company for executive talent and have executive positions similar in breadth, complexity and responsibility to positions in the company. Companies in the compensation survey group generally represent one of the three main business lines of American Standard (air conditioning systems and services, bath and kitchen products and automotive component systems). The MDC reviews the compensation survey group periodically to ensure that the companies included align with our executive talent recruitment strategy. In 2006, ArvinMeritor, Inc. and Illinois Tool Works Inc. were added, and Lear Corporation and Dana Corporation were deleted from the survey group. As shown below, for 2006 there are currently 30 companies in our compensation survey group with median revenue of $9.7 billion dollars compared to American Standard’s revenue of $10.3 billion dollars.

Armstrong World Industries, Inc.	Johnson Controls, Inc.

ArvinMeritor, Inc.	Kohler Company

The Black & Decker Corporation	Lennox International Inc.

BorgWarner Inc.	Lockheed Martin Corporation

Delphi Corporation	Masco Corporation

Dover Corporation	Maytag Corporation

Eaton Corporation	Owens Corning

Emerson Electric Co.	Parker Hannifin Corporation

Federal-Mogul Corporation	Raytheon Company

Fortune Brands, Inc.	Rockwell Automation

Honeywell International Inc.	Siemens VDO Automotive

Illinois Tool Works Inc.	United Technologies Corporation

Ingersoll-Rand Company	Visteon Corporation

ITT Industries, Inc.	Whirlpool Corporation

Jacuzzi Brands, Inc.	3M Company

The compensation survey group data is used to ensure that our compensation programs are competitive with the compensation paid by our competitors. We use the data as just one factor in setting individual compensation levels. We broadly target the 50th percentile for annual compensation (base and incentive). We target long-term compensation (cash and equity) between the 50th and the 75th percentile, based on our philosophy to have our executive officers strongly incented to drive the long-term strategy and objectives of the company. As stated earlier, the actual pay positioning in these ranges for each executive officer is determined by other factors including the level of responsibility, importance of the role within the company, internal peer comparisons, experience and performance.

The company’s talent strategy supports a balance of developing internal leadership talent with investing in highly experienced leaders from the external environment who are recognized for their functional excellence. In attracting and retaining these external candidates for key roles, the MDC may determine it is necessary to provide compensation packages that deviate from the target compensation range in one or more elements of compensation.

The MDC completes a comprehensive review of all elements of compensation annually, typically at its December meeting. Tally sheets are used to analyze the aggregate value of all components of the executive officers’ compensation. The tally sheets include all cash compensation, value of outstanding equity, retirement benefits, deferred compensation, and perquisites under four different scenarios—active service, voluntary termination, involuntary termination and change of control. An analysis of each element of the executive officer’s total compensation against the compensation survey group is also reviewed. Whenever a change to total compensation is recommended, the MDC reviews the tally sheet to fully understand the impact on all elements of the compensation package and to assist in compensation decisions. The MDC assesses whether any changes are necessary to a Named Officer’s total compensation on a 24-month cycle.

In determining the ratios of annual and long-term compensation, the MDC places a greater emphasis on long-term compensation as an executive’s responsibility increases. The ratio of short-term incentive to the executive’s base salary reflects both internal comparisons and external market trends.

Long-term compensation represents the greatest component of the direct compensation of the executive officers, including the Named Officers. In comparison with our compensation survey group, we place a slightly higher proportion of total compensation in long-term programs. We believe that our executives should have a substantial amount of their compensation at risk based on the long-term, sustained performance of the company. We do not apply specific formulas or assign mathematical weightings when determining the split between long-term cash and equity awards. However, we seek to closely balance rewards for long-term financial and strategic goals (long-term cash) with shareholder value creation (equity).

The MDC annually requests its independent consultant to complete a study on the competitiveness and appropriateness of the company’s annual and long-term programs for the Named Officers. Based on the latest study of the independent consultant, the MDC is confident that the company’s programs are effective in driving the intended results and the awards delivered are appropriate.

The MDC also completed an internal pay equity study in 2006 which analyzed the ratio of the CEO’s total compensation to that of the other Named Officers. The MDC concluded the ratio continues to be appropriate and has been relatively stable throughout the last six years.

Elements of Compensation

Base Salary

The MDC establishes each Named Officer’s base salary taking into account the executive’s experience, the relative importance of the role, individual performance, as well as comparison to internal peers in comparable leadership positions.

The MDC considers these factors against the competitive market level for the executive’s position and responsibilities, based on the compensation survey group and sets the appropriate salary level. Where appropriate, salary adjustments are made to reflect performance and market conditions.

During 2006, as part of its regular bi-annual review, the MDC recommended a base salary increase for Mr. Costello, based on his performance and responsibilities as well as a consideration of the competitive data. This increase brought Mr. Costello’s base salary slightly above the 50th percentile which the MDC considered appropriate given his role, experience and performance.

Section 162(m) of the Internal Revenue Code

The MDC structures variable compensation programs for the Named Officers to be linked to a combination of achievement of key corporate objectives and appreciation in the price of the company’s stock. The company generally intends the variable compensation paid to the executive officers to be performance based within the meaning of Section 162(m) of the Internal Revenue Code so as to be tax deductible by the corporation, which benefits our shareholders. In order to be performance based, the compensation must be paid pursuant to a shareholder approved plan upon the attainment of objective performance criteria. The MDC believes that tax deductibility of compensation is an important factor, but not the sole factor, in setting executive compensation policy and in rewarding superior executive performance. Accordingly, although the MDC generally intends to avoid the loss of a tax deduction due to Section 162(m), it reserves the right to pay amounts that are not deductible in appropriate circumstances. In determining variable compensation programs, the company considers other tax and accounting implications of particular forms of compensation; however, the forms of variable compensation utilized are determined primarily by their effectiveness in providing maximum alignment with key strategic objectives and the interest of our shareholders.

Variable Cash Compensation

The company maintains a cash-based annual incentive program and cash-based three-year long-term incentive program for its executive officers, including the Named Officers. Awards under both the AIP and the LTIP are issued under the Omnibus Plan which was approved by the company’s shareholders on May 2, 2002. Each February, the MDC establishes performance goals for the new AIP and LTIP performance periods.

Annual Incentive Plan

At its meeting on February 1, 2006, the MDC determined maximum amounts payable to executive officers of the company, including the Named Officers. With respect to AIP awards, for the 2006 performance period, the MDC established an AIP pool based on 1.5% of 2006 segment income for the company (subject to the $3,000,000 limit on individual AIP awards under the Omnibus Plan), with 20% of the pool allocated to the CEO and the remainder allocated evenly among the other executive officers. Achievement of segment income of $1,094,500,000 for 2006 created a maximum AIP award of $3,283,500 for the CEO and $1,094,500 for each of the other Named Officers, subject to the $3,000,000 limit for any individual AIP award under the Omnibus Plan. The MDC retains the discretion and generally expects to pay AIP awards to our executive officers, including the Named Officers, in an amount less than the maximum permissible payment as determined by achievement of segment income. The MDC exercised negative discretion when determining actual awards as set forth below.

The MDC also administers an annual incentive program for key managers based on achievement of financial, strategic and individual performance goals. Each year an operating plan is established that sets goals for overall corporate and individual business unit performance with specific financial and strategic measures. In 2006, these goals included sales growth, earnings per share, free cash flow, as well strategic initiatives related to six sigma, materials management, safety, and talent development. These goals were considered by the MDC and management to be achievable at the time they were established. Target awards under this program are based on percentages of base salary. In determining actual AIP award payments for 2006 to the Named Officers within the established maximum amounts, the MDC considered their performance against the company, business unit and individual performance goals applicable to key managers under their annual incentive program. In 2006, as in previous years, actual awards to Named Officers varied significantly based on performance results.

In 2006, the company achieved sales growth of 8.41%, earnings per share of $2.67, and free cash flow of $442 million against goals of 6.91% sales growth, $2.75 earnings per share, and $600 million free cash flow and achieved 95% of its strategic initiatives for the year which are mentioned above.

In determining Mr. Poses’ AIP payment of $1,196,800, Mr. D’Aloia’s AIP payment of $340,000 and Mr. Costello’s AIP Payment of $241,000, the MDC considered overall corporate performance against financial goals related to sales growth, earnings per share and free cash flow, strategic goals related to six sigma, materials management and talent development and performance against individual goals.

With respect to Mr. Poses, the MDC also considered his performance in executing the company’s strategic, leadership capability, and human capital objectives. With respect to Mr. D’Aloia, the MDC also considered his performance in effectively managing the company’s tax rate, investments, and cash flow, and delivering on strategic information technology initiatives. Finally, with respect to Mr. Costello, the MDC also considered his performance in developing leadership talent and effective human resources planning.

In 2006, Trane Commercial Systems (“TCS”) achieved 157% of its goal for sales growth, 55% of its goal for gross profit margin growth, 200% of its goal for management net income growth, 197% of its goal for free cash flow growth and achieved 90% of its strategic initiatives for the year. In determining Mr. Kissel’s AIP payment of $564,000, the MDC considered Mr. Kissel’s individual performance in product development, customer service, materials management, six sigma results, safety, and quality, as well as TCS performance against financial goals.

In 2006, Vehicle Control Systems (“VCS”) achieved 200% of its goal for sales growth, did not achieve its goal for gross profit margin growth, 105% of its goal for management net income growth, 86% of its goal for free cash flow growth and achieved 100% of its strategic initiatives for the year. In determining Mr. Esculier’s AIP payment of $295,000, the MDC considered Mr. Esculier’s individual performance in product development, progress of key project acquisitions, safety, customer service, materials management and six sigma results, as well as VCS performance against financial goals.

Long-Term Incentive Plan

At its meeting on February 4, 2004, the MDC determined maximum amounts payable to executive officers of the company, including the Named Officers, in respect of LTIP awards for the 2004-2006 performance period by establishing a pool based on 2.5% of 2004 segment income for the company (subject to the $4,500,000 limit on individual LTIP awards under the Omnibus Plan), with 30% of the pool allocated to the CEO and the remainder allocated evenly among the other executive officers. Achievement of segment income of $1,030,400,000 for 2004 created a maximum LTIP award of $7,728,000 for the CEO and $1,502,667 for each of the other Named Officers, subject to the $4,500,000 limit for any individual LTIP award under the Omnibus Plan. The MDC retains the discretion to pay LTIP awards to our executive officers in an amount less than their portion of the pool.

The MDC also administers a long-term incentive program for non-officer executive participants. Financial goals are approved by the MDC for this program in the attainment of sales growth, earnings per share and free cash flow. A goal with respect to strategic initiatives is also established. Each of these four goals is weighted equally in determining payouts under the non-officer LTIP. These goals were considered aggressive, but achievable, at the time they were established. Payouts are based on the level of goal achievement multiplied by LTIP targets, which are established for each participant as a percentage of base salary. Financial performance results are expressed as the actual percentage growth over the three-year period versus plan percentage growth over the three-year period. Adjustment may be made to actual performance for major events that were not included in the plan. For the 2004-2006 performance period, the company achieved results of 30.8% sales growth, $2.67 earnings per share, and $442 million free cash flow against goals of a range of 12.5%-19.1% for sales growth, $2.51 to $2.72 for earnings per share, and $582 million to $624 million for free cash flow. The company also achieved 125.0% of its strategic goal for this performance period.

In using negative discretion to determine actual LTIP payments to the Named Officers, including the CEO, within the maximum payouts established under the pool for the 2004-2006 performance period, the MDC took into consideration corporate performance against the goals established for the non-officer LTIP.

Equity Compensation—Non-Qualified Stock Options (NQSOs)

The company grants stock options annually to key employees, including the Named Officers. The MDC approves the annual stock option grant at its first meeting of the year, which is generally in February, with an exercise price equal to the average of the high and low trading price on the date the option is granted. The MDC’s first meeting of the year is generally held, and therefore the annual grant is generally made, just after the release of the company’s annual earnings for the prior year. In 2007, since the company’s annual earnings release and a major announcement regarding a potential restructuring of the company was being made on the day after the MDC’s first meeting of the year on January 31st, the MDC approved the annual grant of stock options to be effective and priced on February 5th, several days following these announcements. This delay was intended to enable the market to assimilate the information in these announcements before the exercise price of these options was established. Other than as described above in this paragraph, the company has no practice of timing stock option grants to its executive officers, including the Named Officers, in coordination with the release of material non-public information.

Other than the annual option grant, options are occasionally granted during the year in connection with new hires or promotions, with the exercise price of the grant being the average of the high and low trading price on the date of hire or promotion. The Senior Vice President, Human Resources has a limited delegation of authority from the MDC to approve off-cycle grants to non-executive officers under the standard terms and conditions of the Omnibus Plan.

As stated earlier, we do not apply mathematical formulas to determine the split between cash and equity in long-term incentives. The number of options granted to the executive officers, including the Named Officers, is determined on an individual basis by the sustained performance of the recipients and their expected ability to impact future business results, an assessment of their future potential, analysis of past option grants, as well as market comparisons. The sum of the values of both cash and equity long-term incentive award grants is targeted between the 50th and 75th percentiles of the compensation survey group. Generally, the equity portion of the Named Officers represents greater than 50% of their long-term compensation. The company intends to review its long-term incentives in 2007 to determine if any changes are appropriate to ensure continued alignment with the company’s strategic objectives.

NQSOs are the preferred equity vehicle to deliver highly leveraged incentive compensation value. NQSOs offer a direct connection to ASD shareholder value creation; offer vesting features that can be used as a retention tool; and align with our philosophy to concentrate a large portion of executive pay in equity. NQSOs align employee incentives with shareholder interests since options have value only if the stock price increases over time. The company’s 10-year options, granted at the fair market value on the date of grant (which is defined in the Omnibus Plan as the average of the high and low trading prices on the date the option is granted), help focus employees on long-term growth. In addition, options are intended to help retain key employees because they typically cannot be fully exercised for three years and, if not exercised, are forfeited after 90 days if the employee leaves the company before retirement. The three-year vesting also helps keep employees focused on long-term performance. The company did not grant any other types of equity awards to its executive officers in 2006, although the Omnibus Plan permits the grant of restricted stock, restricted stock units, performance shares and stock appreciation rights.

In December 2005, the MDC discussed whether there was a need for formal stock ownership requirements or guidelines for executive officers. The MDC discussed the merits of adopting a formal program considering the company’s existing total compensation program and philosophy. The MDC decided that since the heavy weighting of equity in the compensation and retirement benefits of executive officers, including the Named Officers, effectively serves the same purpose, there was no need for formal stock ownership guidelines. The MDC believes that the company should continue to use equity as a material portion of the executive officers’ total compensation to maintain a strong link between their interests and the interests of shareholders.

Retirement Plans

The executive officers, including the Named Officers, are eligible to participate in the company’s tax qualified retirement plans, which include an Employee Stock Ownership Plan (“ESOP”), a 401(k) and the Pension Plan. Employees who choose to participate in the Pension Plan receive a lesser company matching contribution in the 401(k) than employees who do not participate in the Pension Plan. The Pension Plan is a cash balance qualified defined benefit pension plan where participants receive a credit each pay period equal to 3% of eligible compensation. The Pension Plan is described further on page 43.

In addition, the Named Officers participate in the Supplemental Executive Retirement Plan (SERP), which is described on page 42. In 2005, the MDC reviewed the retirement program for executive officers and decided to close the SERP to all executive officers elected on or after December 8, 2005. The MDC made this decision after reviewing a detailed study of executive retirement programs in comparator companies. Based on this study, the MDC determined that a defined contribution executive retirement program that was linked to the company’s broad based retirement plans and largely limited to compensating the executive officers for tax law limits on the amount of compensation eligible for employer contributions under the company’s tax qualified retirement plans was a more contemporary executive retirement plan for newly elected executive officers. The MDC has discretion under the new executive retirement program to provide for a transitional employer contribution to compensate executives for the shortfall between their projected pension benefit under a previous employer’s plans and the sum of their accrued benefits under the previous employer’s plans and their projected benefits under the company’s retirement plans. The new executive retirement program is described more fully on page 46. The MDC did not believe it was appropriate to modify the executive retirement program for the executive officers, including the Named Officers, who were then participating in the SERP.

Payments upon Severance or Change of Control

The company maintains the Officers’ Severance Plan, described in detail on page 47, which provides severance payments to most of its executive officers, including the Named Officers, if their employment is terminated by the company without cause or they terminate their employment for Good Reason (as defined in Officers’ Severance Plan). The Officers’ Severance Plan applies both to terminations occurring in the ordinary course of business, as well as following a change of control. The types of actions that can give rise to a termination for Good Reason are changes to the individual’s compensation, benefits or position that result in a significant diminution in his or her position within the company. The company believes that severance payments to its executive officers, including the Named Officers, are appropriate in these circumstances and that the amount of the severance benefits is reasonable and necessary to attract and retain superior executive talent. In connection with Mr. Dwyer’s termination of employment in 2006, he received severance payments as defined under the Officers’ Severance Plan of two times base salary, one annual incentive plan target and one annual incentive plan target prorated for his period of employment in 2006.

The company also provides certain payments or other benefits, described in detail on page 49, to its executive officers, including the Named Officers, in the event of a change of control in order to allow them to act in the best interests of shareholders without the distraction of potential negative repercussions of a change of control on their own position with the company. The definition used for determining whether a change of control has occurred, described on page 51, is designed to encompass the various circumstances where a third party would obtain the ability to control or otherwise substantially influence the operation and strategic direction of our business. Under the Omnibus Plan, in the event of a change of control, any outstanding stock options or stock appreciation rights will become immediately exercisable and may be cashed out at the discretion of the MDC. The restricted period shall lapse as to any outstanding restricted stock or restricted units, unless the MDC determines prior to the change of control that any stock option, stock appreciation right, restricted share or restricted unit will be replaced or otherwise honored by the new employer on terms that do not adversely affect the participants. In addition, all performance periods for annual incentive and long-term incentive awards shall end and pay out at target on a prorated basis. Any participant in the SERP whose employment is terminated without cause or who terminates their employment for Good Reason within two years following a change of control shall receive two years additional age and service credit in calculating their plan benefit. The Officers’ Severance Plan provides that in the event that payments or other benefits are provided in connection with a change of control and are subject to excise tax under Section 280G of the Internal Revenue Code, the company will pay to the officer participants, including the Named Officers, an amount intended to compensate them for the difference between the benefits or payments provided and the amounts provided after the imposition of the excise tax. The company believes this payment is necessary to maintain the value of the change of control benefits intended and thus attract and retain top talent.

Change of control benefits under the Officers’ Severance Plan and the SERP are triggered only in the event of both a change of control and a Named Officer’s or other participant’s loss of job or resignation on account of material diminution in terms and conditions of employment, since those benefits are fixed and not affected by a change in the direction of the business. However, the company believes it appropriate to treat holders of equity awards, including stock options, like shareholders in the event of a change of control, since the change of control may change the direction of the company in a way that could materially alter their award opportunities. Therefore, equity awards are subject to adjustment upon a change of control, as discussed in the prior paragraph, without the requirement of a change in employment status.

Executive Benefits and Perquisites

A limited number of executive benefits and perquisites are available to the company’s executive officers. The company offers these benefits and perquisites as part of the total compensation package. Executive benefits and perquisites are reviewed periodically by the MDC in the context of the total remuneration of executive officers. The MDC most recently reviewed perquisites in December 2005 and concluded the perquisites offered are consistent with those offered by a representative sample of similar companies identified in industry survey data. A list of specific benefits and perquisites is noted below.

Tax and financial planning—Financial planning up to an annual $10,000 cap is provided to enable executives to be fully aware of the tax, legal and financial implications of the company’s executive compensation and benefit programs.

Company products—Company products are provided at no cost with a tax gross-up, as we want our executives to use our products in their homes.

Corporate club membership—Annual dues are covered for one club membership used for business purposes. Personal usage of the membership is permitted, but expenses associated with personal use are not covered.

Spousal travel—Spousal travel is provided for required company business events.

Physical exam—Executives are provided with a comprehensive annual physical exam to encourage preventative diagnostic examinations.

Executive Retiree Life—Provides executive officers with life insurance coverage in an amount equal to one time base salary plus AIP at target upon attainment of age 55 with 10 years of service or age 65.

Deferred Compensation Plan—Voluntary deferral of up to 50% of base salary and 100% of AIP and LTIP awards is available to executive officers, including the Named Officers, and other key management employees. Deferrals can be directed to either company stock or interest-bearing accounts. The interest account earns interest at a rate equal to the company’s cost of borrowing plus one percent.

Company Plane—Access to corporate aircraft for personal use is provided to the CEO.

Compensation of the Chairman and Chief Executive Officer

Mr. Poses receives an annual base salary of $1,000,000 for the term of his employment agreement which terminates on December 31, 2007. In recognition of Mr. Poses’ contribution to the organization, the company also makes an annual contribution of $100,000 to charitable organizations designated by Mr. Poses.

Mr. Poses’ combined base salary and variable pay components are designed to deliver pay at the 75th quartile of the compensation survey group and to vary substantially depending on company performance and shareholder value creation. His variable pay plans and associated performance goals were designed to provide highly competitive rewards for strong company performance. The MDC based 2006 compensation on its assessment of Mr. Poses’ achievements in attaining operating goals, improving shareholder returns, developing executive talent, and positioning the company for continued success.

Mr. Poses has not received stock options since 2002, when he received a large, one-time grant in connection with an extension to his employment agreement in 2002. A significant portion of the grant does not become exercisable until his retirement.

EXECUTIVE COMPENSATION

Set forth below is information concerning the compensation for 2006 of the company’s chief executive officer, chief financial officer and three most highly-compensated other executive officers, as well as one former executive officer of the company who would have been among the three other highest paid executive officers had he been an executive officer of the company on December 31, 2006 (collectively, the “Named Officers”).

Summary Compensation Table

Name & Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)[1]	Non-Equity Incentive Plan Compensation ($)[2]	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)[3]	All Other Compensation ($)[4,5]		Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)		(i)
Frederic M. Poses Chairman and Chief Executive Officer	2006	$1,000,000	$0	$4,580,537	$3,003,900	$1,741,391	$349,985		$10,675,813

G. Peter D’Aloia Senior Vice President and Chief Financial Officer	2006	$600,000	$0	$1,531,645	$1,135,000	$522,837	$35,673		$3,825,155

W. Craig Kissel Senior Vice President; President, Trane Commercial Systems	2006	$525,000	$0	$1,196,565	$1,267,000	$443,746	$70,585		$3,502,896

Jacques Esculier Senior Vice President; President, Vehicle Control Systems	2006	$400,000	$20,000	$743,863	$634,000	$90,666	$424,817	[6]	$2,313,346

Lawrence B. Costello Senior Vice President, Human Resources	2006	$414,658	$0	$835,575	$796,000	$236,235	$24,817		$2,307,285

James E. Dwyer Former Senior Vice President; President, Global Bath & Kitchen	2006	$357,726	$0	$91,546	$0	$0	$1,561,835		$2,011,107

1.	The amounts in column (e) reflect the dollar amount recognized in 2006 for financial statement reporting purposes in accordance with FAS 123R with respect to stock options granted in 2006, and the dollar amount required to be recognized in 2006 in accordance with FAS 123R under the modified prospective transition method with respect to stock options granted prior to 2006 that were not vested at the time that the company transitioned to FAS 123R. All of the options that are taken into account for purposes of column (e) were granted under the Omnibus Plan. The fair value of the awards made in 2006 was determined using the valuation methodology and assumptions set forth in Note 2 to the company’s financial statements included into the company’s Form 10-K for the fiscal year ended December 31, 2006, which are incorporated into this proxy statement by reference. The amounts included in respect of awards granted prior to 2006 are based on the modified prospective transition method of compliance with FAS 123R; the fair value of these awards was also determined using the valuation methodology and assumptions set forth in Note 2 to the company’s financial statements included in the company’s Form 10-K for the fiscal year ended December 31, 2006, which are incorporated into this proxy statement by reference.

2.	The amounts included in column (f) represent the cash amounts payable in respect of (a) the annual incentive program performance period for 2006 and (b) the long-term incentive program performance period that commenced January 1, 2004 and ended December 31, 2006. The table below shows the amounts payable under each program for the Named Officers. No earnings were credited in respect of such amounts.

Names	Annual Incentive Payment for 2006	Long Term Incentive Payment for 2004-2006 Performance Period
(a)	(b)	(c)
Frederic M. Poses	$1,196,800	$1,807,100
G. Peter D’Aloia	$340,000	$795,000
W. Craig Kissel	$564,000	$703,000
Jacques Esculier	$295,000	$339,000
Lawrence B. Costello	$241,000	$555,000

3.	The table below lists the amounts included in column (g) for each of the Named Officers:

Names	Change in Pension Value	Above-Market Deferred Compensation Earnings
(a)	(b)	(c)
Frederic M. Poses	$1,741,391	$0
G. Peter D’Aloia	$497,822	$25,015
W. Craig Kissel	$443,746	$0
Jacques Esculier	$90,666	$0
Lawrence B. Costello	$227,901	$8,334

For a more in-depth discussion of the amounts related to the change in pension value in 2006, see the “Pension Benefits” table below and accompanying text. For a more in-depth discussion of non-qualified deferred compensation generally and how we determine what is “above-market” earnings, see the “Non-qualified Deferred Compensation” table below and accompanying text.

4.	Set forth below are each item reported in column (h) that is not a perquisite or personal benefit:

Names	Premiums for Term Life Insurance	ESOP/Savings Plan Allocations*	Tax Allowance**	Severance, Retirement or Other Termination Payments
(a)	(b)	(c)	(d)	(e)
Frederic M. Poses	$3,920	$13,200	$0	$0
G. Peter D’Aloia	$1,481	$13,200	$0	$0
W. Craig Kissel	$1,234	$19,800	$49,551	$0
Jacques Esculier	$958	$13,200	$152,999	$0
Lawrence B. Costello	$987	$13,200	$0	$0
James E. Dwyer	$0	$0	$0	$1,503,607

*	Includes matching contributions related to contributions made by the Named Officers to the Savings Plan.
**	During 2004, Mr. Kissel transitioned from his overseas assignment in Belgium to his appointment as President of Trane Commercial Systems. In 2006, as part of the arrangements to make his overseas assignment effectively tax neutral to him, the company paid certain Belgian taxes in the net amount of $49,551 in respect of services rendered during 2004, but as to which the amount payable was not due or determinable until 2006.

Mr. Esculier, who is currently on an overseas assignment as President of the company’s Vehicle Control Systems business, receives certain additional compensation and benefits, including a tax allowance as part of the arrangements to make his assignment abroad effectively tax and cost neutral to him. Under these arrangements, in 2006, the company paid on behalf of Mr. Esculier certain foreign taxes in the net amount of $152,999 in respect of services rendered during 2004, but as to which the amount payable was not due or determinable until 2006. The company also provided Mr. Esculier with a tax gross up in respect of his 2006 services in the additional amount of $45,179.

In connection with his overseas assignment, in 2006 the company (i) provided Mr. Esculier with an auto lease, (ii) reimbursement for certain utilities, goods and services, and tuition for schooling of his children; and (iii) paid him a housing differential. The aggregate amount of the benefits and payments listed in the immediately preceding sentence was $202,070. With the exception of $23,250, which relates to a special housing allowance and company car allowance, the above benefits and payments are generally provided to all employees who are asked to take an overseas assignment.

5.	The company makes available to each Named Officer (1) company product at no cost, (2) a corporate country club membership, (3) financial and tax advisory services, and (4) executive health exams. To the extent that the amount of all perquisites provided to any one of the Named Officers exceeded $10,000 in 2006, the amount of such perquisites and personal benefits is included as compensation in column (h) of the above table. Except as expressly provided below, none of the perquisites or benefits exceeded the greater of $25,000 or 10% of the total value of the perquisites for each Named Officer.

For Mr. Poses the amount listed in column (h) for 2006 includes $87,957 for personal use of the corporate aircraft, $186,407 for expenses related to personal security measures (including company provided transportation and the services of a driver), $35,001 in respect of a leased vehicle primary made available for personal use and $7,804 to compensate him for the taxes owed upon receipt of company products. For Mr. D’Aloia the amount reported includes $1,976 to compensate him for the taxes owed upon the receipt of such company product. For Mr. Dwyer the amount reported includes company product having a list price value of $32,970, and $19,632 to compensate him for the taxes owed upon the receipt of such company product.

The incremental cost to the company with respect to the above reported perquisites and personal benefits were determined (i) where the benefit was linked to a direct out of pocket expense, based on the actual expense incurred, (ii) where the benefit was ancillary to a business expense, based on the incremental cost of the personal usage: (iii) where the benefit did not have an identifiable cost separate from a linked business expense, based on an allocation of aggregate expenses incurred to the amount of the personal usage and (iv) with respect to company product, based on the list price.

6.	Certain amounts shown for Mr. Esculier were paid in Euros and converted into U.S. dollars. For purposes of the above table, the conversion was based on the currency exchange rates prevailing at the time the amounts were paid to Mr. Esculier during 2006. On December 31, 2006 the average of the conversion ratios of U.S. dollars to one Euro was $1.25.

Grants of Plan Based Awards

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards					All Other Option Awards: Number of Securities Underlying Options (#)[3]	Exercise or Base Price of Option Awards ($/Sh)	Closing Market Price on Grant Date ($/Sh)[4]	Grant Date Fair Value of Option Awards ($)
Name		Threshold ($)	Target ($)		Maximum ($)
(a)	(b)	(c)	(d)		(e)		(f)	(g)	(h)	(i)
Frederic M. Poses	2/1/2006	$0	$1,700,000	[1]	$3,160,800	[1]
	2/1/2006	$0	$1,700,000	[2]	$4,500,000	[2]

G. Peter D’Aloia	2/1/2006	$0	$420,000	[1]	$1,053,600	[1]
	2/1/2006	$0	$780,000	[2]	$4,500,000	[2]
	2/1/2006						150,000	$36.87	$37.00	$1,458,000

W. Craig Kissel	2/1/2006	$0	$367,500	[1]	$1,053,600	[1]
	2/1/2006	$0	$682,500	[2]	$4,500,000	[2]
	2/1/2006						125,000	$36.87	$37.00	$1,215,000

Jacques Esculier	2/1/2006	$0	$260,000	[1]	$1,053,600	[1]
	2/1/2006	$0	$340,000	[2]	$4,500,000	[2]
	2/1/2006						75,000	$36.87	$37.00	$729,000

Lawrence B. Costello	2/1/2006	$0	$290,750	[1]	$1,053,600	[1]
	2/1/2006	$0	$547,986	[2]	$4,500,000	[2]
	2/1/2006						75,000	$36.87	$37.00	$729,000

James E. Dwyer	2/1/2006	$0	$308,750	[1]	$1,053,600	[1]
	2/1/2006	$0	$475,000	[2]	$4,500,000	[2]
	2/1/2006						50,000	$36.87	$37.00	$486,000

1.

This award was granted pursuant to the terms of the Omnibus Plan and relates to a one year performance period, 2006, and subject to the Named Officer’s continued employment with the company during such period (except in the case of death or disability) and the achievement by the company of pre-established performance objectives related to segment income as established by, and subject to certification by, the Management Development and Compensation Committee. The award to Mr. Dwyer was forfeited upon his termination, although the severance benefits payable to him upon his termination and listed in the “Summary Compensation Table” included an amount in lieu of an annual bonus, which was based on the period of his service prior to his termination and his target award. The Committee retains full discretion to decrease, but not increase, the amount payable upon achievement of the maximum performance objectives, on account of whatever factors or criteria it shall determine to be appropriate. The actual amounts payable in respect of these awards for 2006 are listed in the “Summary Compensation Table” above under the column headed, “Non-Equity Incentive Plan Compensation”.

2.	This award was granted pursuant to the terms of the Omnibus Plan and relates to a three year performance period, 2006-2008, and any such payment was subject to the Named Officer’s continued employment with the company during such period (except in the case of death or disability) and the achievement by the company of pre-established performance objectives related to segment income as established by, and subject to certification by, the Management Development and Compensation Committee. The maximum level of award listed above is the maximum amount permitted to be paid in respect of such award under the Omnibus Plan; however, since the amount of each such award is based on an allocable percentage of 2008 net segment income, the actual maximum awards for each such officer is likely to be substantially below the stated amount. The award made to Mr. Dwyer was forfeited upon his termination of employment in 2006. The Committee retains full discretion to decrease, but not increase, the amount payable upon achievement of the maximum performance objectives, on account of whatever factors or criteria it shall determine to be appropriate.

3.	This grant was made pursuant to the terms of the Omnibus Plan. It will become vested and exercisable, generally subject to the Named Officer’s continued employment with the company or a subsidiary, in three equal installments on the first three anniversaries of the date the option is granted. The option may also become exercisable (and could be settled for cash) in connection with the occurrence of a change of control. See the narrative discussion under the heading “Change of Control Benefits” “for a more detailed explanation of the change of control provisions of the Omnibus Plan.

4.	The stock option grants made under the Omnibus Plan have an exercise price equal to the fair market value on the date of grant. For purposes of that plan, fair market value is defined as the average of the high and low trading prices of a share of the company’s common stock on the date the option is granted. This is a common method to determine fair market value for the purposes of such awards, and is an accepted method of establishing such value for federal income tax purposes. Under the rules required by the SEC, if the exercise price is less than the closing price of the company’s stock on the date of grant (and for the grants listed in the above table, the exercise price was $0.13 lower than the closing price), the above table must include column (h) to show the closing price on the date of grant.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards
Name	Number of Securities Underlying Unexercised Options - (#) Exercisable	Number of Securities Underlying Unexercised Options - (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
(a)	(b)	(c)		(d)	(e)
Frederic M. Poses	2,250,000	1,500,000	[1]	$19.90	2/7/2012
	739,398	0		$18.86	3/1/2011
	2,676,555	0		$12.79	10/6/2009

G. Peter D’Aloia	0	150,000	[2]	$36.87	2/1/2016
	21,000	14,000	[3]	$43.34	2/2/2013
	50,000	100,000	[4]	$43.34	2/2/2015
	28,000	0		$39.20	7/7/2012
	72,000	36,000	[5]	$35.03	2/4/2014
	129,000	0		$22.69	2/6/2013
	150,000	0		$19.90	2/7/2012
	150,000	0		$18.86	3/1/2011
	135,000	0		$12.70	2/1/2010

W. Craig Kissel	0	125,000	[2]	$36.87	2/1/2016
	41,666	83,334	[4]	$43.34	2/2/2015
	72,000	36,000	[5]	$35.03	2/4/2014
	129,000	0		$22.69	2/6/2013
	150,000	0		$19.90	2/7/2012
	150,000	0		$18.86	3/1/2011
	27,644	0		$13.59	2/2/2008

Jacques Esculier	0	75,000	[2]	$36.87	2/1/2016
	23,333	46,667	[4]	$43.34	2/2/2015
	90,000	0		$33.62	12/4/2013

Lawrence B. Costello	0	75,000	[2]	$36.87	2/1/2016
	25,000	50,000	[4]	$43.34	2/2/2015
	63,999	32,001	[5]	$35.03	2/4/2014
	115,500	0		$22.69	2/6/2013
	50,000	0		$19.90	2/7/2012
	5,301	0		$18.86	3/1/2011
	19,764	0		$15.18	6/1/2010

[1]	1,500,000 options vested on 12/31/06 and will become exercisable 12/31/07.
[2]	Stock options vest at the rate of 33.3%/year, with vesting dates of 2/1/07, 2/1/08 and 2/1/09.
[3]	Stock options vest at the rates of 60% and 40%, with vesting dates of 2/2/06 and 2/2/07.
[4]	Stock options vest at the rate of 33.3%/year, with vesting dates of 2/2/06, 2/2/07 and 2/2/08.
[5]	Stock options vest at the rate of 33.3%/year, with vesting dates of 2/4/05, 2/4/06 and 2/4/07.

Special vesting and other payment terms apply to these equity grants in the context of a change of control that are described below under the heading “Change of Control Benefits.”

Mr. Dwyer had no outstanding awards at December 31, 2006.

Option Exercises and Stock Vested

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)[1]
Frederic M. Poses	300,000	$10,167,540
G. Peter D’Aloia	0	$0
W. Craig Kissel	93,456	$2,768,634
Jacques Esculier	17,004	$379,714
Lawrence B. Costello	104,699	$2,119,087
James E. Dwyer	66,666	$389,330

1.	Value determined in each case based on the price of the stock at the time the option was exercised.

Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)		Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)		(e)
Frederic M. Poses	Pension (Cash Balance) Plan	7.0	$16,138	[1]	$0
	Executive Supplemental Retirement Benefit Program (SERP)	7.0	$9,237,151	[2]	$0

G. Peter D’Aloia	Pension (Cash Balance) Plan	6.9	$19,664	[1]	$0
	Executive Supplemental Retirement Benefit Program (SERP)	6.9	$2,294,419	[2]	$0

W. Craig Kissel	Executive Supplemental Retirement Benefit Program (SERP)	26.4	$1,944,947	[2]	$0
Jacques Esculier	Pension (Cash Balance) Plan	4.5	$19,950	[1]	$0
	Executive Supplemental Retirement Benefit Program (SERP)	4.5	$241,437	[2]	$0

Lawrence B. Costello	Pension (Cash Balance) Plan	6.6	$19,146	[1]	$0
	Executive Supplemental Retirement Benefit Program (SERP)	6.6	$1,005,052	[2]	$0

Mr. Dwyer is not shown in the Pension Benefits table because he did not participate in the Pension Plan and was not eligible for any benefit under the SERP.

1.

The American Standard Companies Inc. Pension Plan (referred to above as the “Pension (Cash Balance) Plan”) provides a benefit that is based upon certain pay credits to a participant’s notional account and notional earnings credits on the amounts (including prior earnings credits) credited to that notional account. A participant may receive distribution of his or her vested account balance upon termination of employment at any age. To determine the present values shown above, which were calculated as of December 31, 2006, we assumed that each of the Named Officers would receive a distribution of his account balance at age 65, regardless of when his employment terminates. Accordingly, we also assumed that each officer’s estimated account balance at December 31, 2006 would be credited annually, until age 65, with the same interest-crediting rate assumed in financial accounting projections as of the end of 2006 (4.75%). For purposes of determining the incremental benefit accrued by each of the Named Officers under the Pension (Cash Balance) Plan in 2006 (which is included in the Summary Compensation Table set forth above), we also assumed that each officer’s estimated account balance at December 31, 2005 would have been credited annually, until age 65, with the same interest crediting rate assumed in financial accounting projections as of the end of 2005 (4.25%). The differences in these assumed rates of earnings resulted in an increase in the present value of such benefits at December 31, 2006 in addition to the effect of the officer’s additional services in 2006. In each case—that is, as of December 31, 2005 and December 31, 2006—we also discounted the amount of the projected age 65 account balance (as increased by the assumed notional earnings as described above) by the discount rate used in the American Standard Companies Inc. financial statements for purposes of determining the company’s liabilities in respect of the Pension (Cash Balance) Plan for the same period (6.00% for 2006, and 5.75% for 2005). This difference in the applicable discount rates had the effect of reducing the amount of the present value calculated for each of the Named Officer’s as compared to that calculated for 2005.

2.	The benefit payable to the Named Officers under the Executive Supplemental Retirement Benefit Program is initially determined as a life annuity payable commencing at age 65, and is reduced to take into account certain other compensation and benefits that are made available in respect of their services with the Company, as well as a portion of the Named Officer’s projected Social Security benefits. The present values shown above were calculated based on each officer’s accrued benefit through December 31, 2006, but payable at age 65. To commute a life annuity into a lump sum payable at age 65, we have used the mortality tables prescribed by the plan for this purpose and the lump sum discount rate used in developing financial statement information for the Supplemental Retirement Plan (4.00% for 2005 and 2006). The lump sum so determined is then reduced by the value of each officer’s ESOP account. The value of each officer’s ESOP account at age 65 is assumed to be equal to the value of their ESOP account at December 31, 2005 or December 31, 2006, as applicable. Finally, since the lump sum is determined as of age 65, it must also be discounted from age 65 to December 31, 2006 (and December 31, 2005) using the discount rate used in American Standard Companies Inc. financial statements for purposes of determining its liabilities in respect of the Supplemental Retirement Plan for the same period (5.75% for 2005 and 2006). The difference between the amounts determined as of December 31, 2006 and December 31, 2005 equal the value of the benefit earned under the plan for the year. For purposes of estimating the appropriate offset against the Named Officers’ accrued benefit under the Supplement Retirement Plan, their Social Security benefit payable at age 65 is based on the estimated benefit payable at age 65 but determined under the law in effect for 2007 or 2006 for calculations prepared as of December 31, 2006 and December 31, 2005, respectively. Benefits under the plan are vested after five years of service with the company or after attainment of age 65 while employed by the company.

Retirement Plans

As is described below, the company maintains two actuarially determined defined benefit plans in which the Named Officers may participate—the American Standard Pension Plan and the Executive Supplemental Retirement Benefit Plan. Each Named Officer can elect to participate in the American Standard Pension Plan, which is a tax qualified defined benefit cash-balance pension plan that is generally available to our employees. Each of the Named Officers, and most of our other executive officers elected to office prior to December 8, 2005, also participate in the American Standard Inc. Executive Supplemental Retirement Benefit Program, which is commonly called the “Supplemental Retirement Plan.” The Supplemental Retirement Plan is maintained to provide select officers, including the Named Officers, retirement income that is not subject to the various limitations imposed on qualified plans, such as the Pension Plan, under the Internal Revenue Code. The formula under the Supplemental Retirement Plan is what is commonly referred to as a final average pay formula. The rate of accrual applicable to a participant’s first 10 years of participation in the Supplemental Retirement Plan is 4% per year, which is above the rate commonly applied with respect to plans of this nature. This rate of accrual is applied because, in addition to addressing the limitations imposed on pension benefits for officers under the Internal Revenue Code, the Supplemental Retirement Plan was initially adopted to attract “mid-career” executives from other employers, by providing them an attractive pension benefit and enabling them not to suffer a diminution in their pension benefits due to leaving their prior positions. The company has frozen participation in the Supplemental Retirement Plan, effective as of December 8, 2005, but has afforded the Management Development and Compensation Committee discretion to compensate a newly hired executive for lost pension and/or other benefits through the Executive Savings Plan, which is a non-qualified defined contribution deferred compensation plan (described in greater detail below).

Supplemental Retirement Plan.    The benefit payable under the Supplemental Retirement Plan is a lump sum amount equal to the present value of a monthly benefit, payable at age 65 and for the officer’s lifetime, determined under the following formula: (i) 4% of the officer’s average monthly compensation for each year of the officer’s service not in excess of 10 years of service; plus (ii) 1% of average monthly compensation times each year of the officer’s service accumulated after his or her first 10 years of service, up to a maximum of 20 years of additional service. Thus, the maximum monthly benefit (accrued based on 30 years of service) would be 60% of the average monthly compensation. A participant’s average monthly compensation is determined based on the average annual compensation for the highest three calendar years of the officer’s final 10 calendar years of employment. Compensation used in determining Supplemental Retirement Plan benefits includes only salary and annual bonus reflected in the Summary Compensation Table. The plan benefit is offset by certain other retirement benefits, including two times the value of the cumulative basic company contributions to the executive officer’s ESOP account and Social Security benefits.

The present value of the formula benefit described above is determined using a specified mortality table and a discount rate that is the greater of (i) 120% of the annual interest rate used by the Pension Benefit Guaranty Corporation to value immediate annuities for plans terminating as of the date as of which the participant’s monthly pension payments would otherwise commence; and (ii) the average yield of long-term U.S. Treasury bonds issued during the one month period ending one month before the date as of which the participant’s monthly pension payments would otherwise commence, as published in the Federal Reserve Bulletin under the heading “Composite Index: Over 10 Years (long-term).” Because this discount rate and the required mortality table differ from the corresponding factors used to determine the present value of these benefits for purposes of the company’s financial statements, and we are required to use the assumptions applied in our financial statements to report the amounts in the above table, the amounts actually payable to a Named Officer in respect of the Supplemental Retirement Plan may be significantly more or less than the amount reported in that table. The Supplemental Retirement Plan permits a participant to receive his or her benefit prior to age 65, so long as such participant has completed 5 years of service and attained age 55. The amount payable to a participant electing early retirement is reduced to reflect the early commencement of benefits. The reduction depends on the participant’s age at the date benefits commence. The reduced benefits range from 97% of the officer’s normal retirement benefit for commencement at age 64, to 40% of such normal retirement benefit for commencement at age 55.

Benefits under the Supplemental Retirement Plan are vested after five years of service or upon a participant attaining age 65 while in the company’s employment. If a participant dies after his or her Supplemental Retirement Plan benefit vests but before he or she receives the benefit, his or her spouse is entitled to the benefit, but in a reduced amount. The five year service requirement will be waived with respect to then current participants upon a change of control, and any participant whose employment is terminated without cause or who terminates for good reason within two years following a change of control will receive two years additional age and service credit in determining their plan benefit. The plan cannot be amended to reduce benefits for two years following a change of control. A change of control is defined for purposes of the Supplemental Retirement Plan in the same manner as is described below for the Officers’ Severance Plan. To comply with the requirements of Section 409A, payment of a participant’s lump sum benefit under the Supplemental Retirement Plan is made six months after the officer’s retirement. A participant will receive interest on the lump sum payment for the six month period that the payment was delayed at the same interest rate used to determine the present value of the plan benefit.

The Supplemental Retirement Plan was amended on December 8, 2005 to close the plan to all officers elected after that date. Newly elected officers instead participate in the Executive Savings Plan and the Supplemental Savings Plan, which are described below.

Pension Plan.    The company sponsors the Pension Plan, which is a cash balance, qualified defined benefit pension plan in which employees, including the Named Officers, may elect to participate. Employees who elect to participate in the Pension Plan receive a lesser matching contribution on their contributions under the Savings

Plan than non-participating employees. A notional account is established under the Pension Plan for each participant. This account is credited each pay period with an amount equal to 3% of the participant’s eligible compensation, which was limited under the Federal tax laws to $220,000 for 2006. The notional account is also credited with interest at a rate equal to the annual yield on five-year treasury securities for the twelve-month period ending August 31st of the prior year, not to exceed 8%. The normal form of benefit under the Pension Plan is a straight life annuity (or, in the case of married participants, a joint and survivor annuity) payable at normal retirement age, which is 65, or upon earlier termination of employment if the participant so elects. A participant may instead elect, at retirement or earlier termination of employment, to receive a lump sum payment of the amount credited to his or her account. Messrs. Poses, D’Aloia, Esculier and Costello have elected to participate in the Pension Plan.

Non-qualified Deferred Compensation

Name	Executive Contributions in Last FY1 ($)	Registrant Contributions in Last FY ($)[2]	Aggregate Earnings in Last FY ($)[3]	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($)[4]
(a)	(b)	(c)	(d)	(e)	(f)
Frederic M. Poses	$0	$0	$164,546	$0	$2,159,047
G. Peter D’Aloia	$0	$0	$314,523	$0	$5,628,848
W. Craig Kissel	$0	$0	$113,384	$0	$888,285
Jacques Esculier	$0	$20,000	$172	$0	$92,151
Lawrence B. Costello	$453,500	$0	$220,230	$0	$2,405,964

Mr. Dwyer is not shown in the Non-qualified Deferred Compensation Table because he did not participate in any of the Non-qualified Deferred Compensation programs.

1.	The column “Executive Contributions in Last FY” lists the amount of Mr. Costello’s deferral of his annual incentive and long-term incentive awards which were earned in the period ending in 2006. These amounts are also included in the “Non-Equity Incentive Compensation” column of the Summary Compensation Table set forth above.

2.	The column, “Registrant Contributions in Last FY,” lists the amount of contributions the company credited on behalf of Mr. Esculier under the deferred bonus arrangement related to his overseas assignment, which he could not receive currently. This amount is also included in the “Bonus” column in the Summary Compensation Table set forth above, and is not in addition to the amounts reported in such Summary Compensation Table.

3.

For Messrs. Poses and D’Aloia, the amount shown in the column, “Aggregate Earnings in Last FY,” reflects the amount credited to their interest bearing accounts under the Deferred Compensation Plan based on the notional earnings experience related to their aggregate balances during the last fiscal year. For Mr. Costello, the amount shown represents amounts credited to his interest bearing account under the Deferred Compensation Plan as well as appreciation on notional shares and dividend equivalents in his notional share account. The manner in which earnings are determined is described below. A portion of the interest credited on the aggregate balances of the identified officers (Mr. D’Aloia, $25,015 and Mr. Costello, $8,334) was characterized as above market interest, because the rate of interest credited on certain portions of the balances in the Deferred Compensation Plan for 2006 exceeded 120% of the “applicable federal rate”—which is a rate of interest established by the Treasury and used for certain tax purposes to assure that debt obligations bear at least a minimum rate of interest. This amount was reported as “above-market” interest in the “Change in Pension Value and Non-qualified Deferred Compensation Earnings” column of the “Summary Compensation Table”. The remainder of the reported amounts was not required to be reported in the Summary Compensation Table. The amounts attributable to deferrals credited under the Deferred Compensation Plan prior to 2002 (including earnings on such amounts credited after 2001) are credited with interest under a predetermined formula. The formula driven rate of interest is equal to the prime rate of interest in effect at J.P. Morgan Chase (or any successor thereto) on the last business day of the previous calendar year, plus one percent. The amount shown for Mr. Kissel reflects the appreciation in value on shares and dividend equivalents resulting from payouts under the former Long-Term Incentive Compensation Plan and a former Supplemental Incentive Compensation Plan and held in a tax deferred executive trust. The amount shown for Mr. Esculier reflects the total appreciation value on notional shares and dividend equivalents credited to his account under the Supplemental Savings Plan.

4.	The amount reported in the column, “Aggregate Balance at Last FYE”, reflects the aggregate amount of all deferred accounts under the Deferred Compensation Plan and, in the case of Mr. Esculier, his accrued account balance under the Supplemental Savings Plan, the special payment to be made to Mr. D’Aloia in respect of the company’s failure to award his stock options at the times required under his employment agreement, the amounts credited to Mr. Esculier under his deferred overseas assignment bonus arrangement, and the account balance credited to Mr. Kissel under prior incentive compensation plans maintained by the company under which the earned amounts were paid in shares of the company’s common stock into a tax deferred trust payable to Mr. Kissel following his termination of employment. These amounts are not payable for their last year’s services, but rather largely reflect accruals or earnings or voluntary elective deferrals made in years prior to 2006. The amounts credited to the Named Officers for 2006 are the sum of the amounts reported in columns (b), (c) and (d).

Deferred Compensation Plan

The company’s Deferred Compensation Plan permits certain executives, including the Named Officers, to defer receipt of all or part of their long-term and annual incentive awards, and portions of base salary or commissions into either an interest bearing account or notional shares of American Standard stock, as elected by the participant at the time he or she makes the election to defer the compensation. Once allocated to the interest account or the stock account, a participant may not change the manner in which the amounts deferred are deemed invested. The Deferred Compensation Plan provides that the company may also make discretionary contributions (including discretionary matching contributions) in addition to the amounts electively deferred by the executives who choose to participate. However, in 2006, the company made no such contributions under the Deferred Compensation Plan in respect of any of the Named Officers.

All amounts credited to the interest account after 2001 are credited with interest at a rate established from time to time by the company. Amounts attributable to deferrals credited under the Deferred Compensation Plan prior to 2002 (including earnings on such amounts credited after 2001) are credited with interest under a predetermined formula. The formula driven rate of interest is equal to the prime rate of interest in effect at J.P. Morgan Chase (or any successor thereto) on the last business day of the previous calendar year, plus one percent. Participants are eligible to defer up to a maximum of 50 percent of annual base salary and 100 percent of the AIP and LTIP.

For 2006, consistent with prior practices, the interest rate applicable with respect to post-2001 amounts was established based on the company’s cost of borrowing plus one percent determined during the prior December. This method produced an interest-crediting rate for 2006 of 6.45%. Because the applicable federal rate for December 2005 was near a historical low, the interest rate established for 2006 was above 120% of the applicable federal rate as in effect at such time by .69%. Accordingly, the interest related to this “excess” rate is required to be characterized as “above-market” interest, even though it was established based on a reasonable measure of what was, at the time it was established, a market rate of interest.

Distributions are made from the Deferred Compensation Plan according to a payment schedule chosen by the participant at the time he or she makes the election to defer payment of the compensation. The participant may generally choose to receive a distribution upon termination of service as an employee or director (or, in the case of post-2004 deferrals payable to the company’s employees, six months following such termination of employment, if required to avoid the imposition of an additional tax under Section 409A of the Internal Revenue Code), in a schedule of payments over a fixed period of time following such a termination of service or at specified date or dates. Participants may change the manner of distribution with respect to deferrals related to periods prior to 2005, subject to certain limitations (such as a requirement that the change must be made at least a year in advance of the time at which the distribution would otherwise have been made, and can not accelerate the timing of any such distribution). Elections with respect to post-2004 deferrals may be made only in accordance with the requirements of Section 409A of the Internal Revenue Code, which generally requires, among other things, that any change in the timing of any distribution may not accelerate the timing of any such payment and must defer commencement of any such distribution for a period of at least five years from the date it would otherwise have been made. Upon the occurrence of a change of control (as defined in the manner described below in respect of the Officer Severance Plan), any unvested company contributions to the Deferred Compensation Plan vest and all obligations under the plan must be fully funded by the company.

Executive Savings Plan

The Executive Savings Plan is a defined contribution excess plan which became effective on January 1, 2006 and is designed to compensate participants for IRS limits on the amount of compensation eligible for employer contributions under the company’s tax qualified retirement plans. All officers elected on or after December 8, 2005, other than the positions of Vice President and Controller, Vice President and Treasurer and Vice President and General Auditor, shall be eligible to receive a basic company contribution and a matching company contribution to the plan. Because each of them participates in the Supplemental Retirement Plan, none of the Named Officers participates in the Executive Savings Plan.

The basic contribution is a percentage of the individual’s eligible compensation equal to the basic company contribution under the ESOP, which is currently 3%, and the matching contribution will be a percentage of the participant’s eligible compensation equal to the maximum matching contribution under the Savings Plan, which is currently 6%. The amount of compensation eligible for basic and matching contributions under the Executive Savings Plan is the amount of compensation in excess of annual compensation eligible for employer contributions under the Supplemental Savings Plan, which, as of January 1, 2006, is $250,000. The Management Development and Compensation Committee may determine that certain executive officers and other executives are eligible for a transitional benefit under the plan to compensate them for the shortfall between their projected pension benefit under a previous employer’s pension plans and the sum of their accrued benefit under the previous employer’s plans and their projected benefits under the company’s retirement plans. Transition benefits shall be in the form of transitional contributions equal to a percentage of the executive’s Executive Savings Plan eligible compensation in such amounts and for such period of time as the Management Development and Compensation Committee determines is appropriate under the circumstances in accordance with plan provisions. Basic, matching and transitional contributions will be credited to a participant’s plan account and deemed invested in those investment options selected by each participant in accordance with rules established by the plan administrator from a group of investment options designated by the company’s Vice President and Treasurer. Unlike the Supplemental Retirement Plan, where the amount of the benefit payable at retirement is determined by a formula, the benefit payable under the Executive Savings Plan will be determined by the experience of the investment options to which participants direct their company contributions.

Basic and matching contributions under the Executive Savings Plan will vest after five years of service with the company. Transitional contributions will be vested when made unless the Management Development and Compensation Committee determines otherwise. In the event of a change of control of the company (as defined in the manner described below with respect to the Officers’ Severance Plan), all contributions shall fully vest and the company shall become obligated to fully fund all accrued benefits under the plan through a grantor trust. Contributions and associated earnings will be subject to forfeiture if a participant leaves the company before the contribution is vested or, at the discretion of the Management Development and Compensation Committee, if the participant engages in certain behavior deemed injurious to the company. Participants will receive a distribution of their Executive Savings Plan account balance in a lump sum thirty days after they terminate their employment with the company, except that any key employees within the meaning of Section 409A of the Internal Revenue Code will have their distribution delayed until six months after their employment terminates for any reason other than death or disability.

Supplemental Savings Plan

The Supplemental Savings Plan is an unfunded plan that provides company contributions to compensate participants in the company’s qualified retirement plans for employer contributions lost under those plans as a result of the limitations imposed by Section 401(a)(17) of the Internal Revenue Code (the “IRS Limits”) on the amount of compensation eligible for employer contributions. Participants include all elected officers who do not participate in the Supplemental Retirement Plan as well as non-officers whose eligible compensation exceeds the IRS Limits. Because each of them participates in the Supplemental Retirement Plan, none of the Named Officers receives any current contributions under the Supplemental Savings Plan, although Mr. Esculier has an accrued account balance (and is therefore credited with earnings) under this plan that relates to his service with the company prior to his becoming a participant in the Supplemental Retirement Plan.

Effective January 1, 2006, the limit on annual compensation that is eligible for company contributions under the Supplemental Savings Plan was raised to $250,000. Participants in the ESOP and Savings Plan are credited annually under the Supplemental Savings Plan with share equivalents of American Standard stock in an amount that is meant to compensate them for employer contributions to the ESOP and Savings Plan that are lost due to the IRS Limits. Participants are credited quarterly with dividend share equivalents in their notional share account. Participants in the Pension Plan are credited annually with cash in an amount intended to compensate them for employer contributions to the Pension Plan that are lost due to the IRS Limits. The cash contributions earn interest at the same rate used to credit cash balances in the Pension Plan. Contributions are made annually; in order to receive a plan allocation for a given year, participants must be employed with the company on December 31 of that year. There is a three-year vesting requirement for participants hired on or after January 1, 2004. Thirty days after termination of employment (subject to a six month delay if required under Section 409A of the Internal Revenue Code), participants receive a distribution from the Supplemental Savings Plan, in shares with respect to their vested share account balances and in cash with respect to their vested cash account balances. The Plan is designed as a parallel excess plan within the meaning of the NYSE rules regarding shareholder approval of equity compensation plans.

Mr. Esculier’s balance in the Supplemental Savings Plan is invested entirely in notional shares and the benefit payable to him will be paid entirely in shares. Accordingly, he has no investment choice with respect to the amounts credited under the Supplemental Savings Plan.

Corporate Officers’ Severance Plan

Each of the Named Officers is eligible to participate in the Corporate Officers’ Severance Plan (“Officers’ Severance Plan”). The Officers’ Severance Plan provides that any eligible officer whose employment is involuntarily terminated by the company without cause or who leaves the company for good reason will be paid a lump sum amount equal to two (three, in the case of the chief executive officer) times the executive officer’s annual base salary at the time of termination or departure, plus one (two, in the case of the chief executive officer) times such officer’s then current Annual Incentive Plan target award. The Officers’ Severance Plan also provides that a terminated officer is also entitled to receive a prorated Annual Incentive Plan target award for the year of termination (to the extent not payable under the Annual Incentive Plan or otherwise). In addition, group life and group medical coverage will be continued for up to 24 months (36 months, in the case of the chief executive officer) following the officer’s termination or departure. The Officers’ Severance Plan also provides for reimbursement of financial planning services of up to $5,000 if such expenses are submitted within one year of the participant’s termination of employment. Payment of some or all of these amounts may be delayed for six months following an officer’s termination of employment, or the period over which welfare benefits are provided to the chief executive officer may be shortened, to the extent required to avoid subjecting the participant to additional taxes or accelerated income recognition under Section 409A of the Internal Revenue Code. Officers who retire at the age of 65 are not eligible for payments under the Officers’ Severance Plan.

For purposes of the Officers’ Severance Plan, cause means a participant’s (1) willful and continued failure substantially to perform his duties with the company or any subsidiary after a demand for substantial performance is made identifying the manner in which it is believed that such participant has not substantially performed his or her duties and such participant is provided a period of thirty (30) days to cure such failure, (2) conviction of, or plea of nolo contendere to, a felony, or (3) the willful engaging by such participant in gross misconduct materially and demonstrably injurious to the company or any subsidiary or to the trustworthiness or effectiveness of the participant in the performance of his duties. Under the Officers’ Severance Plan, good reason is defined to mean the occurrence of any of the following events, without the written consent of the participant, so long as the participant actually terminates employment within 90 days of the occurrence of such event:

1.	an adverse change in the participant’s position or status as an executive or a material diminution in the participant’s duties, authority, responsibilities or status;

2.	relocation of the participant’s principal place of employment to a location more than 30 miles away from the participant’s prior principal place of employment;

3.	a reduction by the company or a subsidiary in such participant’s base salary;

4.	the taking of any action by the company or a subsidiary (including the elimination of a plan without providing substitutes therefor or the reduction of such participant’s award thereunder) that would substantially diminish the aggregate projected value of such participant’s award opportunities under the company’s or such subsidiary’s incentive plans in which he or she was participating at the time of the taking of such action;

5.	the taking of any action by the company or a subsidiary that would substantially diminish the aggregate value of the benefits provided to the participant under the company’s or such subsidiary’s medical, health, accident, disability, life insurance, thrift and retirement plans in which he or she was participating at the time of the taking of such action (unless resulting from a general change in benefits applicable to all similarly situated employees of the company and its affiliates); or

6.	any purported termination by the company or such subsidiary of the participant’s employment that is not a termination for cause.

However, a participant may not terminate his or her employment for good reason on account of any of the events or actions described in items 3, 4 and 5 above and occurring prior to a change of control, if such event or action is part of a cost savings program and any adverse consequences for the executive of such events or action applies proportionately to all similarly situated executives.

The table set forth below illustrates the amount of severance benefits and the value of continued welfare benefits that would have been payable to each of the Named Officers (except Mr. Dwyer, for whom the actual amount of severance benefits payable in connection with his termination of employment in 2006 is listed above in the Summary Compensation Table) if his employment had been terminated by the company without cause or by him for good reason on December 31, 2006 and prior to the occurrence of a change of control. In the case of all the Named Officers except for Mr. Esculier, no amount is shown for a prorated annual incentive plan target payment under the Officer Severance Plan, since each of them would be eligible to receive a prorated annual incentive award as retirees under the Omnibus Plan and therefore would not be eligible for the payment under the Officer Severance Plan.

Name	Cash Severance Benefit	Value of Continued Welfare Benefits and Financial Planning Reimbursement	Total Value of Termination Benefits Payable
Frederic M. Poses	$6,400,000	$54,378	$6,454,378
G. Peter D’Aloia	$1,620,000	$22,447	$1,642,447
W. Craig Kissel	$1,417,500	$29,166	$1,446,666
Jacques Esculier	$1,320,000	$7,825	$1,327,825
Lawrence B. Costello	$1,147,500	$21,713	$1,169,213

The amounts listed in the above table are estimates of the amounts that would have been payable in the event that the employment of each of the Named Officers was terminated on December 31, 2006 under circumstances which would have entitled such Named Officer to receive termination benefits under the Officers’ Severance Plan. The actual amounts payable in the event that any such Named Officer does incur a qualifying termination will likely be different from the amounts shown above, depending on the Named Officer’s then current compensation at the date of such termination.

Change of Control Benefits

Under the Omnibus Plan, in the event of a change of control of the company (as defined in the manner described below in respect of the Officers’ Severance Plan), any outstanding stock options or stock appreciation rights will become immediately exercisable and may be cashed out at the discretion of the Management Development and Compensation Committee, and the restricted period shall lapse as to any outstanding restricted stock or restricted units. Subject in the case of certain stock options to limitations required to comply with conditions imposed under federal income tax laws, any cash out will occur using a change of control settlement value that is based on the highest price of the stock prevailing during the 60-day trading period immediately preceding the occurrence of the event that gives rise to a change of control. Notwithstanding the foregoing, no acceleration of exercisability, vesting or cash settlement will occur if the Management Development and Compensation Committee determines, prior to the change of control, that any stock option, stock appreciation right, restricted share or restricted unit will be replaced or otherwise honored by the new employer on terms that ensure the participant is not adversely affected. Upon a change of control, all performance periods for annual incentive and long-term incentive awards shall end, and awards shall become payable at target levels, prorated for the portion of the performance period completed prior to the change of control. Under the Omnibus Plan, any participant whose employment is terminated other than for cause on or after the date of the company’s shareholders approve a change of control, but before the change of control occurs, will receive the same benefits as though he or she remained employed until the change of control. All outstanding awards granted under the Stock Incentive Plan are vested, but in a change of control may be cashed out, at the discretion of the participant, in which case the amount of such cash out will be determined (except in the case of incentive stock options) using the change of control settlement value described above with respect to awards under the Omnibus Plan.

The Officers’ Severance Plan also entitles a participant to receive an additional “excise tax gross-up” payment following a change of control, if required, to compensate the participant for any excise taxes imposed under the Internal Revenue Code on certain compensation received on account of a change of control. The Officers’ Severance Plan provides that it cannot be amended in a manner that would reduce benefits for two years following a change of control and no amendment will be effective if a change of control occurs within six months following the amendment.

The table set forth below illustrates the amount that would be payable for each of the Named Officers (except Mr. Dwyer, whose employment has terminated and who is no longer entitled to any additional compensation by reason of a change of control) in the event of a change of control regardless of whether he incurs a qualifying termination before or after a change of control. It also includes an estimate of the amount that would be payable as an excise tax gross-up pursuant to the Officers’ Severance Plan in respect of the payments under this plan and any other payments to the Named Officer in respect of his services to the company that would be treated as excess parachute payments under the applicable provisions of the federal income tax laws, assuming that the Named Officer incurred a termination of employment on December 31, 2006 that entitled him to receive severance benefits under the Officers’ Severance Plan and that occurred following the occurrence of a Change of Control. It further includes an estimate of the full value of the acceleration of vesting of any unvested awards outstanding on December 31, 2006 under the Omnibus Plan and the Stock Incentive Plan, and the value of the two years of additional service credit that would be provided to the Named Officers in such circumstances under the Supplemental Retirement Plan.

Name	Total Value of Termination Benefits Payable	Total Value of Equity Acceleration	Value of Incremental Service Credits Under Supplemental Retirement Plan	Excise Tax Gross-Up Payment	Other Incremental Benefits Payable	Total of Incremental Benefits Payable Due to a Change of Control
(a)	(b)	(c)	(d)	(e)	(f)	(g)
Frederic M. Poses	$6,454,378	$2,195,239	$3,325,982	$0	$0	$5,521,221
G. Peter D’Aloia	$1,642,447	$2,022,660	$1,250,643	$0	$0	$3,273,303
W. Craig Kissel	$1,446,666	$1,721,188	$1,097,991	$0	$0	$2,819,179
Jacques Esculier	$1,067,825	$790,634	$335,375	$0	$914,027	$2,040,036
Lawrence B. Costello	$1,169,213	$1,145,251	$773,374	$0	$0	$1,918,625

To the extent relevant, amounts in the above table were calculated assuming that the price paid for the company’s common stock in connection with the assumed change of control was $45.85, which was the closing price of the stock on December 29, 2006. The amount in the above table with respect to the “Total Value of Equity Acceleration” includes, in the case of the 1,500,000 options held by Mr. Poses that are vested but not exercisable until December 31, 2007, the present value of the acceleration of the payment of amounts in respect of such options, and in the case of all vested options, the incremental amount that would be payable in respect of such vested options were each to be cashed out in accordance with the terms of the Omnibus Plan and the Stock Incentive Plan using the change of control settlement value described above.

The amounts listed in the above table are only estimates of the amounts that would have been payable in the event that a change of control had occurred on December 31, 2006, based on the assumptions described above. The actual amounts payable in the event that a change of control does occur will be more or less than the amounts shown below, depending on the actual terms and conditions of any such event and the facts and circumstances actually prevailing at the time of such event. For example, calculation of an excise tax gross-up can change dramatically depending on the year in which a change of control actually occurs and the actual compensation payable to the Named Officers in the five calendar years preceding the year in which such a change of control occurs. Thus, the actual amount payable in the event of a change of control could be significantly greater or less than the estimated amounts shown in the above table.

Column (b) of the above table repeats the value calculated in the immediately preceding table as the “Total Value of Termination Benefits Payable” in respect of a qualifying termination under the Officers’ Severance Plan. These termination payments would be available to each of the Named Officers on the same basis regardless of whether he incurs a qualifying termination before or after a change of control. However, in the case of Mr. Esculier, one times his AIP target would be payable under the Omnibus Plan in the event of a change of control, thereby offsetting his severance by the same amount.

Column (c) of the above table represents an estimate of the incremental value related to a change of control cash-out of any exercisable options and the acceleration and cash-out value of any unexercisable equity awards outstanding on December 31, 2006 under the Omnibus Plan (including the acceleration of the exercisability of the options held by Mr. Poses that are vested, but may not be exercised until December 31, 2007). The number of exercisable and unexercisable equity awards are represented in the “Number of Securities Underlying Unexercised Options—(#) Exercisable” and “Number of Securities Underlying Unexercised Options—(#) Unexercisable” columns, respectively, of the Outstanding Equity Awards at Fiscal Year-End table.

Column (d) of the above table represents the value of the two years of additional age and service credit that would be provided to the Named Officer in such a circumstance under the Supplemental Retirement Plan. For Mr. Esculier, because he has not yet completed the five years of service required to vest in such benefits in the ordinary course, this amount also includes the present value of his accrued benefits ($214,055), which would become vested in connection with a change of control.

Column (e) of the above table illustrates that, if each of the Named Officers had been terminated on December 31, 2006 following a change of control and under circumstances that entitled him to receive severance benefits under the Officers’ Severance Plan, none of Named Officers would have been subject to the so called “golden parachute” excise tax and accordingly none would have received any gross-up payment under the Officers’ Severance Plan.

Column (f) of the above table represents an estimate of the incremental pro-rata target awards under all in progress performance cycles for Annual and Long Term Incentive Awards that would be payable on account of a change of control. No amounts are included for any of the Named Officers other than Mr. Esculier, as each of these other Named Officers were retirement eligible as of December 31, 2006, and, therefore, would have been entitled to receive prorated Annual and Long-Term Incentive Awards pursuant to the Omnibus Plan upon their voluntary retirement on such date, regardless of whether a change of control had occurred. For Mr. Esculier, these amounts represent $260,000, $318,750, $221,944, and $113,333 for the 2006 Annual Incentive Plan, 2004-2006, 2005-2007 and 2006-2008 Long-Term Incentive Plan performance cycles, respectively.

For purposes of the Officers’ Severance Plan (and generally for each of the company’s other compensatory executive compensation plans that provide special change of control benefits or protection), a “Change of Control” is defined to include the occurrence of any of the following events: (i) a person (other than the company, any Subsidiary or any employee benefit plan maintained by the company or any subsidiary) is or becomes the beneficial owner, directly or indirectly, of securities of the company representing 20% or more of the combined voting power of the company’s then-outstanding securities (or 25% to the extent that, prior to meeting the 20% threshold, the non-management members of the board unanimously adopt a resolution consenting to such acquisition by such beneficial owners); (ii) during any consecutive 24-month period, individuals who at the beginning of such period constitute the board, together with those individuals who first become directors during such period (other than by reason of an agreement with the company or the board in settlement of a proxy contest for the election of directors) and whose election or nomination for election to the board was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the board; (iii) the consummation of any merger, consolidation, recapitalization or reorganization involving the company, other than any such transaction immediately following which the persons who were the beneficial owners of the outstanding voting securities of the company immediately prior to such transaction are the beneficial owners of at least 55% of the total voting power represented by the voting securities of the entity surviving such transaction or the ultimate parent of such entity in substantially the same relative proportions as their ownership of the company’s voting securities immediately prior to such transaction; provided that, such continuity of ownership (and preservation of relative voting power) shall be deemed to be satisfied if the failure to meet such threshold (or to preserve such relative voting power) is due solely to the acquisition of voting securities by an employee benefit plan of the company, such surviving entity, any subsidiary or any subsidiary of such surviving entity; (iv) the sale of substantially all of the assets of the company to any person other than any subsidiary or any entity in which the beneficial owners of the outstanding voting securities of the company immediately prior to such sale are the beneficial owners of at least 55% of the total voting power represented by the voting securities of such entity or the ultimate parent of such entity in substantially the same relative proportions as their ownership of the company’s voting securities immediately prior to such transaction; or (v) the shareholders of the company approve a plan of complete liquidation or dissolution of the company.

However, in the case of certain plans (such as the Deferred Compensation Plan, and the previously effective long-term incentive plans under which amounts earned were deferred until termination of the executive’s employment) that provide for distribution of amounts subject to Section 409A of the Internal Revenue Code, a Change of Control is defined as required to comply with the requirements of such Section 409A in respect of distributions permitted to be made upon a Change of Control without the imposition of an additional rate of income taxation on the participant.

The Change of Control Severance Plan provides severance benefits to those executive grade employees of the company who do not participate in the Officers’ Severance Plan in the event their employment is involuntarily terminated by the company without cause or they leave the company for good reason within two years of the occurrence of a change of control (as defined in the manner described above relating to the Officers’ Severance Plan). Accordingly, none of the Named Officers participates in the Change of Control Severance Plan. Severance benefits provided include one year’s base salary and one current Annual Incentive Plan target award, continuation of group medical and group life coverage for up to one year and outplacement services. The Annual Incentive Plan target award will not be payable to the extent it is payable under the Annual Incentive Plan or otherwise, and payments under the Change of Control Severance Plan will be reduced to the extent necessary to prevent them being subject to excise taxes under the Internal Revenue Code. Payment of some or all of the benefits payable under the Change of Control Severance Plan may be delayed for six months following the participant’s termination of employment, if required to avoid the imposition on the participant of additional taxes or accelerated income inclusion under Section 409A of the Internal Revenue Code.

Executive Agreements

Frederic M. Poses.    Mr. Poses serves as Chairman and Chief Executive Officer of the company. His employment agreement was amended as of October 6, 2004 to secure his services for an additional year through December 31, 2007. Mr. Poses did not receive any increase in base salary, annual or long-term incentive targets, or additional stock option grants in consideration for the extension of his employment agreement. Instead, at the end of the extended employment period, the independent members of the Board will determine the extent of Mr. Poses’ eligibility for a discretionary performance bonus of up to $2.5 million, payable on or about April 1, 2008, based on their assessment of his success in developing both a strategic long-term plan for the company and a transition plan for his succession.

Mr. Poses will receive a base salary of $1 million per year throughout the period. Annual and long-term incentive compensation will be determined pursuant to the company’s annual and long-term incentive programs, except that his target annual and long-term incentive awards will, in each case, not be less than $1.7 million. To recognize his contribution to the organization, the company will make a contribution of not less than $100,000 for each full year of Mr. Poses’ employment after 2001 to charitable organizations Mr. Poses designates. The agreement also provides that Mr. Poses is at all times vested in his benefits under the company’s Supplemental Retirement Plan. In addition, Mr. Poses participates in the other benefit plans available generally to the company’s corporate officers. Provided that he remains employed by the company through December 31, 2007, Mr. Poses will receive certain post-retirement benefits, including: use of office space in the company’s New York office or comparable office space in New York, with company-provided secretarial support, for the five- year period commencing January 1, 2008; reimbursement for financial planning expenses incurred during the same five year period up to a maximum of $10,000 per year; and the company’s payment for a buy-out of the lease for Mr. Poses’ company-provided car. The company estimates that the cost of providing these post-retirement benefits will be approximately $900,000.

On February 7, 2002, the company awarded Mr. Poses an option to purchase 3,000,000 shares under the company’s Stock Incentive Plan to cover the options that may have otherwise been granted during the employment period. These options have all vested, in accordance with the following schedule: (i) 750,000 options vested and became exercisable in three approximately equal installments on the first three anniversaries of February 7, 2002, (ii) 600,000 options became vested and exercisable on December 31, 2005; (iii) 900,000 options became vested and exercisable on December 31, 2006 and (iv) the remaining 750,000 options became vested on December 31, 2006, but will not become exercisable until December 31, 2007. The company also awarded Mr. Poses 750,000 options under the company’s Omnibus Plan that became vested on December 31, 2006, but also do not become exercisable until December 31, 2007.

Mr. Poses’ employment terminates upon his disability. The company retains the right to terminate Mr. Poses’ employment with or without cause, subject to satisfaction of its payment obligations under our Officers’ Severance Plan.

Mr. Poses’ agreement contains provisions relating to protection of the company’s confidential information and intellectual property, as well as for non-solicitation of company employees and non-competition during his employment period and for one year following termination of employment.

G. Peter D’Aloia.    Mr. D’Aloia serves as Senior Vice President and Chief Financial Officer of the company. Based on an employment agreement entered into on December 3, 1999, Mr. D’Aloia will receive an annual base salary of at least $400,000 and participate in the company’s annual and long-term incentive programs. During his first two years of employment, he was entitled to receive an annual incentive award of at least $300,000 and a long-term incentive award of at least $200,000. He also participates in the other benefit plans available generally to the company’s corporate officers.

When he joined the company, Mr. D’Aloia was granted 300,000 stock options with an exercise price equal to the fair market value of the common stock on February 1, 2000, the date his employment began. Additionally, the employment agreement provides that Mr. D’Aloia is to receive annually a stock option grant covering not less than 150,000 shares of common stock. Due to an adjustment in the company’s general option grant practice, Mr. D’Aloia received grants covering 129,000 shares in February, 2003 and 108,000 shares in February, 2004. On July 7, 2004, the Management Development and Compensation Committee approved, and Mr. D’Aloia received, a special stock option grant covering 28,000 shares, to offset his reduced grants in 2003 and 2004. In addition, Mr. D’Aloia will receive a cash payment of approximately $290,000 upon his retirement, representing the difference in exercise price between the July 7, 2004 grant and the earlier grants. On February 2, 2005, the Management Development and Compensation Committee approved and Mr. D’Aloia received a second special stock option grant covering 35,000 shares to complete the offset to his reduced grants in 2003 and 2004, of which 21,000 of the options vested and became exercisable on February 2, 2006 and 14,000 became vested and exercisable on February 2, 2007. Mr. D’Aloia will receive an additional cash payment of approximately $377,000 following his retirement, representing the difference in exercise price between the February 2, 2005 grant and the earlier grants.

Jacques Esculier.    As head of the Vehicle Control Systems business, which is headquartered in Brussels, Mr. Esculier is on overseas assignment pursuant to an expatriate agreement, under which he receives various foreign service allowances intended to make the overseas assignment financially neutral to him. These include such items as a housing allowance, a goods and services allowance, a tax allowance, tuition reimbursement for his children and a company car, as further described in the Summary Compensation Table. Variations from the standard International Assignment policy for the housing allowance and the Belgian company car allowance have been applied to Mr. Esculier, having an annual additional value to Mr. Esculier of approximately $23,250. In addition, Mr. Esculier is eligible for a completion bonus at the end of his assignment equal to 5% of his base salary at the time for each year of his assignment.

COMMON STOCK OWNERSHIP OF OFFICERS, DIRECTORS

AND SIGNIFICANT SHAREHOLDERS

Ownership of Common Stock by Directors and Executive Officers

The following table sets forth, as of March 9, 2007, beneficial ownership of American Standard common shares by each executive officer named in the Summary Compensation Table in this proxy statement, each director or director nominee, and by all directors and executive officers as a group. Unless otherwise indicated, each beneficial owner had sole voting and investment power with respect to the common stock held.

Certain Significant Shareholders

Amount and Nature of Beneficial Ownership

Name of Beneficial Owner	Shares Beneficially Owned	Options Exercisable Within 60 Days	Total	Percentage of Class
Frederic M. Poses(1),(2)	291,906	5,615,953	5,907,859	2.86
G. Peter D’Aloia(1)	46,393	806,074	852,467	*
W. Craig Kissel(1),(3)	111,042	656,697	767,739	*
Jacques Esculier(1)	2,471	161,666	164,137	*
Lawrence B. Costello(1),(4)	8,521	361,565	370,086	*
Steven E. Anderson(5)	33,898	41,700	75,598	*
Jared L. Cohon(4),(5)	17,397	79,200	96,597	*
Paul J. Curlander(4),(5)	4,265	10,500	14,765	*
Steven F. Goldstone(4),(5)	15,378	34,200	49,578	*
Kirk S. Hachigian(5)	3,245	3,500	6,745	*
Edward E. Hagenlocker(4),(5)	13,222	39,201	52,423	*
James F. Hardymon(5)	16,046	79,200	95,246	*
Ruth Ann Marshall(4),(5)	9,803	21,300	31,103	*
Dale F. Morrison(4),(5)	3,245	3,500	6,745	*
All current directors and executive officers of the company as a group (22) persons(6)	669,021	8,819,769	9,488,790	4.52

*	Less than one percent
(1)	The number of shares shown for officers in the table above includes shares allocated to their accounts in the ESOP and the Savings Plan. As of March 9, 2007, the shares allocated to the Named Officers’ ESOP accounts are as follows: Mr. Poses, 1,772 shares; Mr. D’Aloia, 1,666 shares; Mr. Kissel, 7,283 shares; Mr. Esculier, 1,065 shares and Mr. Costello, 1,655 shares. The shares allocated to the Named Officers’ Savings Plan accounts as of March 9, 2007 are as follows: Mr. Poses, 2,944 shares; Mr. D’Aloia 2,724 shares; Mr. Kissel, 13,054 shares, Mr. Esculier, 1,405 shares and Mr. Costello, 2,739 shares. Participants in the ESOP and Savings Plan have shared voting power and no investment powers (other than in accordance with the diversification rules of the plans) for the shares under these plans.

(2)	Includes 50,000 shares Mr. Poses contributed to a charitable foundation that he controls.

(3)	The number of shares shown in the table includes shares of common stock issued as part of payouts under a former Long-Term Incentive Compensation Plan and a former Supplemental Incentive Compensation Plan. These shares are held in executive trusts and are voted by the trustees as recommended by the company. Until termination of employment, a beneficiary of an executive trust cannot dispose of shares credited to his account. Mr. Kissel has been allocated 19,483 shares under these executive trusts. The shares held in these trusts by all executive officers as a group total 26,026.

(4)	Shares do not include deferred stock units allocated under the company’s Deferred Compensation Plan as follows: Mr. Costello, 25,847 units; Dr. Cohon, 4,784 units; Mr. Curlander, 3,945 units; Mr. Goldstone, 6,924 units; Mr. Hagenlocker, 1,628 units; Ms. Marshall, 4,283 units and Mr. Morrison, 2,349 units. See the narrative discussion under the heading “Deferred Compensation Plan”.

(5)	Under the Director’s Plan, a trust account holds shares of common stock for each participating director. The shares are voted by the trustee of the trust on behalf of each participating director in accordance with the director’s instructions. The trust shares do not vest to direct ownership while the director is in office. Shares held under this plan are as follows: Mr. Anderson, 33,898; Dr. Cohon, 17,397; Mr. Curlander, 4,265; Mr. Goldstone, 9,378; Mr. Hachigian, 3,245; Mr. Hagenlocker, 13,222; Mr. Hardymon, 16,046; Ms. Marshall, 6,803 and Mr. Morrison, 3,245.

(6)	Excludes shares held by Mr. Dwyer who left the company in September 2006.

As of March 9, 2007, unless otherwise indicated below, the following are beneficial owners of more than five percent of the outstanding common shares:

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class
Capital Group International, Inc. (“CGII”)(1) 11100 Santa Monica Blvd. Los Angeles, CA 90025	17,535,500	8.8

Wellington Management Company, LLP (“Wellington”)(2) 75 State Street Boston, MA 02109	13,944,700	7.0

American Standard Employee Stock Ownership Plan (the “Savings Plan”)(3)	11,404,652	5.7

Berkshire Hathaway Inc.(4) 1440 Kiewit Plaza Omaha, NE 68131	11,062,700	5.5

American Standard Employee Stock Ownership Plan (the “ESOP”)(3)	10,088,615	5.0

(1)	In an amended Schedule 13G filed on February 12, 2007, CGII reported that, as of December 29, 2006, it was deemed, pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended, to hold sole dispositive power with respect to the 17,535,500 reported in the table above, but sole voting power with respect to only 13,544,470 of such shares, by virtue of the fact that it is the parent holding company of a group of investment companies, including Capital Guardian Trust Company (“CGTC”). CGII disclaimed beneficial ownership over all such shares. In that same Schedule 13G, CGTC, a wholly owned subsidiary of CGII located at 1110 Santa Monica Blvd., Los Angeles, CA 90025, separately reported that it held, as of that same date, sole dispositive power over 13,018,610 of the shares reported in the table above, and sole voting power with respect to 9,497,780 of the shares reported in the table above, by virtue of its role as the investment manager for various institutional accounts held in such investment companies.

(2)	In an Schedule 13G filed on February 14, 2007, Wellington reported that, as of December 31, 2006, it was deemed, pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended, to hold shared voting power with respect to 9,694,300 shares but shared dispositive power with respect to only 13,924,500 of the shares reported in the table, by virtue of the fact that it is an investment advisor.

(3)	The business address for the Savings Plan and ESOP is c/o American Standard Inc., P.O. Box 6820, One Centennial Avenue, Piscataway, New Jersey 08855-6820. Fidelity Management Trust Company is the trustee of both the Savings Plan and the ESOP Plan. The trustee’s business address is 300 Puritan Way, Mail Zone-MM3H, Marlborough, Massachusetts 01752-3070.

(4)	In a Schedule 13G filed on February 14, 2007, Warren E. Buffett (an individual who may be deemed to control Berkshire Hathaway Inc.), Berkshire Hathaway Inc., OBH, Inc., National Indemnity Company, GEICO Corporation and Government Employees Insurance Company, that the filing group, reported that, as of December 31, 2006, it was deemed, pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended, to hold shared voting power and shared dispositive power with respect to the 11,062,700 shares reported in the table above.

Equity Ownership in Subsidiaries

Mr. Anderson owns 65,000 shares (less than one percent) of A-S China Plumbing Products Limited, an indirect subsidiary of the company. Mr. Anderson has voting power and investment power with respect to those shares.

OTHER MATTERS

Shareholder Proposals for the 2008 Annual Meeting

Proposals for Inclusion in the Proxy Statement.    Under the rules of the SEC, if a shareholder wants to include a proposal for consideration in our proxy statement and proxy card at our 2008 Annual Meeting of Shareholders, the proposal must be received at our executive offices located at One Centennial Avenue, Piscataway, New Jersey 08855 no later than November 23, 2007. The proposal should be sent to the attention of the Secretary of the company.

Proposals to be Offered at an Annual Meeting.    Under our amended by-laws, and as permitted by the rules of the SEC, certain procedures are provided which a shareholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting if such matter is not intended to be considered for inclusion in the proxy statement. These procedures provide that nominations for director nominees and/or an item of business to be introduced at an annual meeting of shareholders must be submitted in writing by certified mail to the Secretary of the company at our principal executive office. We must receive the notice of your intention to introduce a nomination or proposed item of business at our 2008 Annual Meeting no later than 50 days in advance of the 2008 Annual Meeting. If less than 50 days advance notice of the meeting is given, proposals must be received no later than the seventh day following the mailing of the written notice of the shareholder meeting. In addition, nominations for a non-incumbent director must be accompanied by information concerning the proposed nominee, including such information as is required by the company’s amended by-laws and the proxy rules under the SEC.

Director Nominations

The Board of Directors has a separate nominating committee—the Corporate Governance and Nominating Committee—which is responsible for identifying, screening, and recommending candidates to the Board.

The Corporate Governance and Nominating Committee recommended, and the Board approved, the following criteria for the selection of directors:

•	Unquestioned personal integrity.

•

Independence. In addition to the applicable NYSE and SEC rules and to the definition of “independence” adopted by the Board on February 6, 2003, as amended, independence means no close personal ties to company management.

•	Expected to engage in active and constructive debate and discussion.

•	Demonstrated leadership ability in a business or other relevant organizations.

•

Adds to the diversity of the Board, e.g. in areas of expertise, business background and geographic experience, or in personal profile. While diversity of experience and background is a factor that is taken into account in selecting nominees, Board members are elected to represent all shareholders and do not represent any particular constituency.

Potential candidates are interviewed by the Chairman and Chief Executive Officer and the Chair of the Corporate Governance and Nominating Committee prior to their nomination, and may be interviewed by other directors and members of senior management. The Corporate Governance and Nominating Committee then meets to consider and approve the final candidates, and either makes its recommendation to the Board to fill a vacancy, add an additional member, or recommends a slate of candidates to the Board for nomination for election to the Board. The selection process for candidates is intended to be flexible, and the Corporate Governance and Nominating Committee, in the exercise of its discretion, may deviate from the selection process when particular circumstances warrant a different approach.

The Corporate Governance and Nominating Committee will consider candidates proposed by shareholders to be director nominees. Shareholders wishing to nominate a director for consideration by the Corporate Governance and Nominating Committee must provide the name of any recommended candidate for director, together with a brief biographical sketch, a document indicating the candidate’s willingness to serve, if elected, and evidence of the nominating shareholder’s ownership of company stock to the attention of the Secretary of the company at One Centennial Avenue, Piscataway, New Jersey 08855. Shareholders wishing to directly nominate a director should follow the company’s nominating process set forth above under the caption “Shareholder Proposals for the 2008 Annual Meeting” and more fully described in the company’s amended by-laws. The Corporate Governance and Nominating Committee’s policy is to evaluate director nominees proposed by shareholders in the same manner that all other director nominees are evaluated.

The company routinely, but not in all circumstances, pays a third-party a fee to assist it in the process of identifying and/or evaluating director candidates.

Multiple Shareholders Sharing the Same Address

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, shareholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our annual report and proxy statement unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees. Shareholders who participate in householding will continue to receive separate proxy cards.

If you and other shareholders of record participate in householding and wish to receive a separate copy of the 2006 Annual Report or this proxy statement, or if you wish to receive separate copies of future annual reports and/or proxy statements, please contact our Investor Relations Department by telephone at 732-980-6125 or in writing at P.O. Box 6820, One Centennial Avenue, Piscataway, New Jersey 08855-6820.

If you and other shareholders of record with whom you share an address currently receive multiple copies of annual reports and/or proxy statements, or if you hold stock in more than one account and, in either case, you wish to receive only a single copy of the annual report or proxy statement for your household, please contact our Investor Relations Department at the telephone number or address above.

If you are a beneficial owner, you can request additional copies of the annual report and proxy statement or you may request householding information from your bank, broker or nominee.

Electronic Access to Proxy Statement and Annual Report

This proxy statement and the 2006 Annual Report are available on the company’s web site at www.americanstandard.com. Instead of receiving paper copies of the annual report and proxy statement in the mail, shareholders can elect to receive an e-mail that will provide an electronic link to these documents. Choosing to receive your proxy materials online will save us the cost of producing and mailing documents to your home or business, and also will give you an electronic link to the proxy voting site.

Shareholders of Record.    Shareholders of record can choose to receive materials electronically by following the instructions provided if voting over the Internet or by telephone. You can also choose between receiving electronic and paper copies by contacting our Investor Relations Department by telephone at 732-980-6125 or in writing at P.O. Box 6820, One Centennial Avenue, Piscataway, New Jersey 08855-6820.

If you choose to receive future proxy statements and annual reports over the Internet, you will receive an e-mail next year with instructions containing the Internet address of those materials and the electronic link to the proxy voting site. The election will remain in effect until you write or call the company’s Investor Relations Department and tell us otherwise.

Beneficial Shareholders.    If you hold your shares in a brokerage account, you may also have the ability to receive copies of the annual report and proxy statement electronically. Please check the information provided in the proxy materials sent to you by your bank, broker or other holder of record regarding the availability of electronic delivery.

By order of the Board of Directors,

MARY ELIZABETH GUSTAFSSON
Senior Vice President, General Counsel and Secretary

March 23, 2007

Appendix A

American Standard Companies Inc.

Definition of Director Independence

The following definition of Director Independence was adopted by the Board on February 6, 2003, and last revised on February 3, 2005:

The New York Stock Exchange listing rules define “Independent Director” as a director who has no material relationship with the Corporation that may interfere with the exercise of the director’s independent judgment. To assist the Board in making determinations of director independence for all purposes, including under the securities laws and regulations applicable to the Corporation, the New York Stock Exchange listing rules and the Corporation’s Corporate Governance Guidelines, the Board hereby adopts the following standards:

1.	In general, the guiding principle of American Standard is that the only money or perquisites received, directly or indirectly, by independent directors or their immediate family members from the Corporation is the remuneration directly related to the director’s service as a director of American Standard.

2.	Without limiting the foregoing, a director shall not qualify as “independent” if any of the following are true.

(i)	The director or an immediate family member is, or within the past three years was, an officer or employee of the Corporation.

(ii)	The director or an immediate family member is, or within the past three years has been, affiliated with or employed by the Corporation’s auditor or any other entity that, within the past three years, acted as the Corporation’s auditor.

(iii)	The director is, or within the past three years has been, part of an “interlocking directorate”: which means (x) an officer of the Corporation serves or served on the compensation committee of another company that concurrently employs or employed the director or an immediate family member or (y) an officer of the Corporation served as a director of another company at the same time that one of the officers of the other company was on the compensation committee of the Corporation.

(iv)	The director or an immediate family member has received any compensation from the Corporation during any of the past three years other than compensation and benefits, including deferred compensation and pension benefits, directly related to his or her Board service.

(v)	The director is a current partner in, or a significant shareholder, officer or employee or the director’s immediate family member is a current executive officer, of any company to which the Corporation made, or from which the Corporation received, payments (other than those arising solely from such entity’s investments in the Corporation’s securities) in any of the last three fiscal years that exceeded the greater of $1 million or 2% of the Corporation’s or such other business’ consolidated gross revenue.

(vi)	The director or an immediate family member is a director or officer of a tax-exempt organization to which the Corporation’s contributions exceeded the greater of $1 million or 2% of such organization’s consolidated gross revenue in any of the last three fiscal years (other than matching employee contributions through the Corporation’s matching gifts program).

For purposes of clauses (i) and (iii) above, employment of a family member in a non-officer position does not preclude the Board from determining that a director is independent. For purposes of clause (ii) above, employment of a director or an immediate family member by, or affiliation with, the Corporation’s auditor within the last three years (but not currently) does not preclude the Board from determining that a director is independent unless the director or immediate family member personally worked on the Corporation’s audit within that time.

A-1

For purposes of interpreting these standards, the Board has adopted the following definitions:

“Corporation” means American Standard Companies Inc. and/or any of its subsidiaries.

“immediate family member” means the director’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than employees) who shares his or her home.

“officer” has the meaning specified in Rule 16a-1(f) of the Securities Exchange Act of 1934, or any successor rule, or, for any entity that is not an “issuer” as defined in the Rule, a person who performs functions similar to an “officer” as defined in such Rule.

“significant shareholder” of any entity means a person who is the direct or indirect beneficial owner of more than 10% of the equity interests of the entity.

A-2

ONE CENTENNIAL AVENUE PISCATAWAY, NJ 08854

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit the voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Daylight Time on May 2, 2007. Have the proxy card in hand when accessing the Web site and follow the instructions to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit the voting instructions up until 11:59 p.m. Eastern Daylight Time on May 2, 2007. Have this proxy card in hand when calling and then follow the instructions.

VOTE BY MAIL Mark, sign and date the proxy card and return it in the postage-paid envelope we have provided.

ELECTRONIC DELIVERYOF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by American Standard Companies Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote shares using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. You may also sign up for electronic delivery by contacting www.investordelivery.com.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AMERICAN STANDARD COMPANIES INC.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3.
			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1.	Directors’ proposal - Election of Class III directors:
	Nominees:	01) Steven E. Anderson
		02) Steven F. Goldstone	☐	☐	☐
03) Ruth Ann Marshall
						For	Against	Abstain

2.	Directors’ proposal - Amendment to the American Standard Companies Inc. 2002 Omnibus Incentive Plan.					☐	☐	☐

3.	Directors’ proposal - Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007.					☐	☐	☐

This proxy, when properly executed, will be voted in the manner directed. If no directions are given on any item, the proxies will vote in accordance with the Board of Directors’ recommendations.

PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

Please sign this proxy card and return it promptly, whether or not you plan to attend the meeting. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate the capacity in which you are signing. If you do attend the meeting and decide to vote by ballot, such vote will supersede this proxy.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

IMPORTANT NOTICE REGARDING

DELIVERY OF SHAREHOLDER DOCUMENTS

The Securities and Exchange Commission has adopted rules that permit companies to send a single copy of annual reports, proxy statements, prospectuses and other disclosure documents to two or more investors sharing the same address, subject to certain conditions. The “householding” rules will provide greater convenience for investors and cost savings for companies by reducing the number of duplicate documents that investors receive.

Implementation and Consent

Unless we receive contrary instructions, if you have the same last name or are a member of the same family as any other investor who shares the same address, your household will receive only one copy of American Standard Companies Inc.’s annual report, proxy statement and other disclosure documents, although you will receive a separate proxy card for each investor in the household.

Revoking and Duration of Consent

If you choose to revoke your consent to the householding program at a future date, you may do so by writing to the Investor Relations Department, P.O. Box 6820, One Centennial Avenue, Piscataway, NJ 08855-6820. You may also call us at 732-980-6125 to revoke your consent. We will remove you from the householding program within 30 days of receipt of your revocation of your consent. If we do not receive instructions to remove your account from this service, your account will continue to be “householded” until we notify you otherwise. However, if at any time you would like a separate copy of the annual report or proxy statement, please write or call us at the address or phone number shown above, and we will deliver it promptly.

American Standard Companies Inc. encourages your participation in this program. It not only allows us to reduce costs, but is more environmentally friendly by reducing the unnecessary use of materials.

March 23, 2007

AMERICAN STANDARD COMPANIES INC.

ANNUAL MEETING OF SHAREHOLDERS

MAY 3, 2007

This proxy card is solicited on behalf of

the Board of Directors for the Annual Meeting of Shareholders on May 3, 2007.

The undersigned hereby appoints Frederic M. Poses, G. Peter D’Aloia, Mary Elizabeth Gustafsson and Mark C. Cresitello, and each of them, proxies, with full power of substitution, to vote all of the undersigned’s shares of American Standard Companies Inc. Common Stock (Common Stock) at the Annual Meeting of Shareholders to be held on Thursday, May 3, 2007, at 11:30 a.m. (EDT) at the American Standard Learning Center, Third Floor, One Centennial Avenue, Piscataway, New Jersey, and at any adjournments or postponements thereof, upon all subjects that may properly come before the meeting, including the matters described in the proxy statement furnished herewith, subject to any directions indicated on the reverse side of this card. The shares of Common Stock you beneficially own will be voted as you specify. If no directions are given, the proxies will vote for Proposals 1, 2 and 3. The proxies, in their discretion, are further authorized to vote (i) for the election of a person to the Board of Directors if any nominee named herein becomes unable or unwilling to serve, and (ii) on any other matter that may properly come before the meeting.

If shares of Common Stock are issued to or held for the account of the undersigned in the Employee Stock Ownership Plan (ESOP), the Savings Plan (Savings Plan) or the 401(k) and Thrift Plan (Thrift Plan) or any officer or director trust (Trust), the undersigned hereby directs the respective fiduciary of the ESOP, Savings Plan, Thrift Plan and each Trust to vote all shares of Common Stock in the undersigned’s name and/or account thereunder in accordance with the instructions given herein at the Annual Meeting and any adjournment or postponement thereof on all matters properly coming before the Annual Meeting, including but not limited to the matters on the reverse side hereof.

Your vote for the election of Directors should be indicated on the reverse side of this proxy card. Nominees for Class III directors (to serve until the 2010 Annual Meeting) are: Steven E. Anderson, Steven F. Goldstone and Ruth Ann Marshall. Your vote on the amendment to the 2002 Omnibus Incentive Plan and ratification of the independent registered public accounting firm should also be indicated on the reverse.

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY TELEPHONE, OR INTERNET, OR SIGN AND DATE ON THE REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT THE SHARES CAN BE REPRESENTED AT THE MEETING.

(continued on reverse side)